Exhibit 10.12

DATED: MAY 15, 2014

B E T W E E N:

CIG III TECHNOPARC NOMINEE INC.

- and -

PHARMASCIENCE, INC.

LEASE

regarding 7210 Frederick-Banting,

City of Montréal (Borough of Saint-Laurent),

Province of Québec

SUMMARY OF BASIC LEASE PROVISIONS

The following summary of basic lease provisions forms a part of this Lease. The summary however, is intended only to set out key information and summarize various provisions of the lease which may be more fully set out within the Lease. In the event of any conflict between the terms of this summary and the remainder of the Lease, the terms of the remainder of the Lease shall prevail over the terms of this summary.

Tenant:	PHARMASCIENCE INC.

Tenant’s Address:	6111 Royalmount Avenue, Suite 100, Montréal (Québec) H4P 2T4

Landlord:	CIG III TECHNOPARC NOMINEE INC.

Leased Premises:	Suite 100

Property:	7210 Frederick Banting, City of Montréal (Borough of Saint-Laurent), Province of Québec.

Rentable Area:	Approximately 9,394 square feet of Rentable Area. The Rentable Area of the Leased Premises shall be calculated by the Landlord’s Architect according to the 1996 BOMA standard of measurement for office buildings.

Term of Lease:	Seven (7) years and one (1) month.

Commencement Date:	July 1, 2014

Expiry Date:	July 31, 2021.

Option to Extend:	One (1) option to extend the Term of the Lease for five (5) years.

Basic Rent:	(i) From July 1, 2014 to June 30, 2017 - $14.50 per square foot of the Rentable Area of the Leased Premises per annum; and

(ii) From July 1, 2017 to July 31, 2021 - $16.50 per square foot of the Rentable Area of the Leased Premises per annum.

Permitted Use:	The Leased Premises will be used exclusively for general offices and for research and development and laboratories purposes and for no other purpose.

Surety:	N/A

Surety’s Address:	N/A

Special Provisions:	See Schedule “F” hereof.

ARTICLE 6 - MAINTENANCE, REPAIR & ALTERATIONS

6.01	Tenant to Maintain and Repair	10

6.02	Repair Where Tenant At Fault	11

6.03	Alterations	11

6.04	Notice of Accidents	11

6.05	Legal Hypothec for Construction Works	12

6.06	Removal of Fixtures and Improvements	12

6.07	Repair on Termination	12

ARTICLE 7 - ASSIGNING & SUBLETTING

7.01	Assigning or Subletting	13

7.02	Change of Control	15

7.03	Sublet of Part of Leased Premises	15

7.04	Excess Rent	15

7.05	Hypothec of Leasehold	15

7.06	Advertising Leased Premises	16

7.07	Disposition by Landlord	16

ARTICLE 8 - USE

8.01	Use of Leased Premises	16

8.02	Rules and Regulations	16

8.03	Observance of Law	17

8.04	Waste and Nuisance	17

8.05	Interior Walls	17

8.06	Signs	17

8.07	Parking	19

8.08	Refuse and Garbage	19

8.09	Overloading Floors	19

8.10	Outside Storage	19

8.11	Plumbing Fixtures	20

8.12	Energy Conservation	20

8.13	Overloading Systems	20

8.14	Name of Building	20

8.15	Fire and Safety	20

ARTICLE 9 - INSURANCE AND INDEMNITY

9.01	Tenant’s Insurance	20

9.02	Landlord’s Insurance	22

9.03	Not to Affect Landlord’s Insurance	22

9.04	Limit of Landlord’s Liability	22

9.05	Limited Recourse	23

9.06	Indemnity	23

ARTICLE 10 - CONTROL OF PROPERTY AND SERVICES

10.01	Control of Property	24

10.02	Services	25

ARTICLE 11 - DAMAGE & DESTRUCTION

11.01	Abatement of Rent	26

11.02	Termination	27

ARTICLE 12 - DEFAULT

12.01	Events of Default	27

12.02	Right of Re-entry	29

12.03	Reletting	29

12.04	Right of Landlord to Cure Defaults	30

12.05	Remedies Not Exclusive	30

12.06	Non-Waiver	30

12.07	Recovery of Adjustments	30

ARTICLE 13 - SUBORDINATION & ACKNOWLEDGMENTS

13.01	Hypothecs	31

13.02	Certificates	31

13.03	Co-Ownership	32

ARTICLE 14 - ACCESS BY LANDLORD

14.01	Exhibiting Leased Premises	32

14.02	Expansion, Alteration	32

ARTICLE 15 - MISCELLANEOUS

15.01	Notice	32

15.02	Registration	34

15.03	Obligations as Covenants	34

15.04	Severability	34

15.05	Unavoidable Delays	34

15.06	Evidence of Payments	34

15.07	Overholding	35

15.08	Security/Movable Hypothec	35

15.09	Goods and Services Tax and Québec Sales Tax	35

15.10	Time of Essence	35

15.11	Governing Law	35

15.12	Captions/Headings	35

15.13	Solidarily Liability	35

15.14	Tenant Partnership	36

15.15	Environmental Covenants	36

15.16	Servitudes	39

15.17	Entire Agreement	39

15.18	Effect of Lease	39

15.19	Brokerage Commission	39

15.20	Schedules	39

15.21	English Language	40

SCHEDULES

Schedule “A” - Floor Plan of Leased Premises

Schedule “B” - Description of Lands

Schedule “C” - Definitions

Schedule “D” - Landlord’s Work

Schedule “E” - Rules and Regulations

Schedule “F” - Special Provisions

Schedule “G” - Agreement Regarding Letter of Credit and Other Security

Schedule “H” - Environmental Questionnaire

Schedule “F” - Special Provisions

Schedule “G” - Agreement Regarding Letter of Credit and Other Security

Schedule “H” - Environmental Questionnaire

THIS INDENTURE made the 15th day of May, 2014.

B E T W E E N :

CIG III TECHNOPARC NOMINEE INC., a company duly incorporated according to law and herein represented by ______________ duly authorized;

(hereinafter called the “Landlord”)

OF THE FIRST PART

- and -

PHARMASCIENCE INC., a body politic and corporate, duly incorporated according to law and herein represented by Ivan Djynjak, duly authorized;

(hereinafter called the “Tenant”)

OF THE SECOND PART

ARTICLE 1 - LEASED PREMISES & TERM

1.01	Leased Premises

WITNESSETH that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord does lease unto the Tenant and the Tenant leases from the Landlord, the Leased Premises.

1.02	Use of Common Areas

The use and occupation by the Tenant of the Leased Premises includes the non-exclusive right of the Tenant, its employees, agents and invitees and persons having business with the Tenant, in common with the Landlord and all others entitled thereto, to use the areas designated by the Landlord from time to time as Common Areas, including, without limitation, the driveways, sidewalks and entrances and parking areas.

1.03	Term

To have and to hold the Leased Premises for and during a term of seven (7) years and one (1) month, commencing on July 1, 2014 (the “Commencement Date”), subject to any delay thereof as contemplated in the third paragraph of Section 1.0 of Schedule “F” attached hereto and ending on July 31, 2021 (the “Term”).

[Intentionally Deleted]

1.04	Acceptance of Premises and Existing Equipment

Tenant shall give written notice to Landlord, within ninety (90) days of the Occupancy Date, of any defects in or in respect of Landlord’s Work and the Improvements (as defined in Section 1.0 of Schedule “F”) which would materially diminish Tenant’s use or enjoyment of the Leased Premises (except for the HVAC System where a thirty (30) day period shall commence as of the Commencement Date). Except to the extent Tenant notifies Landlord of such defects in such manner and within such delay, the Tenant shall be conclusively deemed to have accepted and agreed that Landlord has delivered the Leased Premises with Landlord’s Work and the Improvements and otherwise as required under the Lease and by law, and Landlord shall have no further or other obligation to Tenant regarding defect(s) in or in respect of the Leased Premises or Landlord’s Work or the Improvements. In the event that Tenant does notify Landlord of such defects in such manner and within such delay, Landlord shall be responsible, at his expense, to remedy any defect within thirty (30) days (unless such defect would reasonably require more than thirty (30) days to remedy, provided that Landlord has commenced remediation of such defect) to the extent the defect in question is the Landlord’s responsibility under the Lease. The Tenant acknowledges that the existing leasehold improvements, if any, are acceptable and that, subject to the Landlord’s Work described in Schedule “D”, the Tenant is taking possession of the Leased Premises “as is”.

During the Term and any extension thereof, the Tenant shall have access to and shall be granted the right to use all existing equipment currently in the Leased Premises as approximately shown in Schedule “I” hereof (the “Equipment”), at no additional cost. The Tenant accepts the Equipment in its “as is” existing condition. The Tenant shall maintain, repair and replace the Equipment at its sole cost during the Term and any extension thereof. The Tenant agrees to return all Equipment to the Landlord at the expiry of the Term or any renewal thereof, in the condition it was in at the time of the Tenant’s taking of possession of the Leased Premises, ordinary wear and tear excepted. However, it is agreed that any Equipment that has been entirely replaced by Tenant, at the Tenant’s cost, shall become the Tenant’s property at the expiry of the Lease.

1.05	Quiet Enjoyment

If the Tenant pays the Rent hereby reserved and observes and performs the covenants on its part contained in this Lease, then the Tenant may peaceably possess and enjoy the Leased Premises for the Term hereby granted without disturbance from the Landlord or any other party lawfully claiming by, from or under the Landlord.

ARTICLE 2 - RENT

2.01	Intent of Lease

The Tenant acknowledges that it is intended and agreed that this is a completely carefree net lease for the Landlord except as expressly hereinafter set out and it is the mutual intention of the parties hereto that the Basic Rent herein provided to be paid shall be net to the Landlord clear of all taxes, costs, charges, expenses and outlays arising from or relating to the Property and that the Tenant shall bear its Proportionate Share of all costs relating to the operation, maintenance and repair of the Property (save only as otherwise specifically set out in this Lease) including, and without limiting the generality of the foregoing, the Tenant’s Proportionate Share of Taxes and Operating Costs and all taxes, costs, charges, expenses and outlays of any nature or kind whatsoever relating to the Leased Premises, the use and occupancy thereof, the contents thereof and the business carried on therein. Any amount and any obligation which is not expressly declared herein to be that of the Landlord pertaining to the Property or the Leased Premises shall be deemed to be the obligation of the Tenant to be performed by or at the Tenant’s expense. Charges of a kind personal to the Landlord such as taxes assessed upon the income of the Landlord and principal and interest payments to be made by the Landlord in satisfaction of hypothecs now or hereafter registered against the Property shall not be the responsibility or obligation of the Tenant.

2.02	Basic Rent

The Tenant covenants and agrees to pay to the Landlord, without any prior demand therefor and without any deduction, abatement or set-off whatsoever from and after the Commencement Date, a Basic Rent for the Leased Premises payable, in lawful money of Canada to be paid in advance in equal consecutive monthly instalments on the first day of each and every month during the Term (the first of such payments to be made on the Commencement Date of the Term) as follows, subject to adjustment based on measurement of the Rentable Area of the Leased Premises to be performed by Landlord’s Architect:

Period of the Time	Rate per Square Foot Per Annum	Monthly Basic Rent	Annual Basic Rent
July 1, 2014 - June 30, 2017	$14.50	$11,351.08	$136,213.00
July 1, 2017 - July 31, 2021	$16.50	$12,916.75	$155,001.00

If the Term commences on any day other than the first or ends on any day other than the last day of a month, then Basic Rent for the fractions of a month at the commencement and at the end of the Term shall be adjusted pro rata with the Basic Rent payable for such month being that amount equal to the Basic Rent for the full month multiplied by a fraction having as its numerator, the number of days in such month during the Term and as its denominator, the number of days in such month.

2.03	Calculation of Basic Rent

The Basic Rent is calculated on the basis of the Rentable Area of the Leased Premises multiplied by the rate per square foot per annum set out in Section 2.02 above. The Landlord shall cause the Leased Premises to be measured in accordance with the 1996 BOMA standards of measurement for office buildings. The certificate of the Landlord’s Architect regarding such measurement of the rentable area of the Leased Premises shall be conclusive and binding upon the Tenant and Basic Rent, Additional Rent and all other amounts calculated with reference to the Rentable Area of the Leased Premises and the Tenant’s Proportionate Share shall be adjusted accordingly, such adjustment to be retroactive to the Commencement Date.

2.04	Additional Rent

The Tenant shall pay Additional Rent due and owing to the Landlord within ten (10) days of written demand therefor or as otherwise hereinafter expressly set out and all other Additional Rent on the due date thereof.

2.05	Security Deposit

Concurrently with the execution of this Lease, Tenant will execute and deliver to Landlord, Landlord’s standard form of Agreement Regarding Letter of Credit and Other Security, attached hereto as Schedule “G” (the “Security Agreement”) and will furnish to Landlord a security deposit in the amount of ONE HUNDRED THIRTY-FIVE THOUSAND DOLLARS ($135,000.00) (the “Security Deposit”), by way of an irrevocable standby letter of credit, issued by a Schedule I Canadian chartered bank, the whole in accordance to the provisions of the Security Agreement. The Security Deposit shall be governed by the provisions of the Security Agreement.

2.06	Payments to Landlord

All payments to be made by the Tenant to the Landlord under this Lease shall be made at the address hereinafter designated or, at such other place or places as the Landlord may designate in writing, or to such agent of the Landlord as the Landlord may from time to time direct.

2.07	Overdue Rent

The Tenant covenants to pay the Basic Rent, Additional Rent and all other charges provided for in this Lease on their respective due dates in full. The Tenant shall pay the Landlord interest on all overdue Rent, all such interest to be calculated from the date upon which the amount is first due hereunder until actual payment thereof and at a rate [Intentionally Deleted] equal to the minimum lending rate charged to prime commercial borrowers by the Landlord’s bank from time to time.

2.08	Set-Off

All Rent payable by the Tenant to the Landlord shall be paid without any deduction, set-off or abatement whatsoever except as hereinafter expressly provided.

2.09	Review of Tenant’s Financial Statements

If the Tenant is late in the payment of any Rent (or any part thereof) in any three (3) consecutive months or more than twice in any twelve (12) month period, then the Tenant shall [Intentionally Deleted] make available to the Landlord financial records and books of account of the Tenant as may be required by the Landlord so as to adequately enable it to determine to its satisfaction the financial status of the Tenant. The Tenant shall promptly provide the Landlord access to all such financial records and books of account at the Tenant’s head office (or at such any other office maintained by the Tenant in Québec) during Normal Business Hours upon reasonable prior notice.

2.10	Pre-Authorized Bank Debit or Post-Dated Cheques

If the Tenant is late in the payment of any Rent (or any part thereof) at any time, then the Tenant shall forthwith provide the Landlord upon demand with such written authorizations as may be required from time to time to debit the Tenant’s bank account in favour of the Landlord for outstanding amounts owing by the Tenant to the Landlord under the Lease, or, at the Landlord’s option, the Tenant shall provide the Landlord with post-dated cheques for the monthly payments of Basic Rent and estimated Additional Rent for the next twelve (12) months of the Term and shall, prior to the end of each Year, provide the Landlord with post-dated cheques for the monthly payments of Basic Rent and estimated Additional Rent in respect of the next Year, to the end of the Term.

ARTICLE 3 - TAXES

3.01	Taxes Payable by Landlord

The Landlord shall pay the Taxes to the applicable taxing authority, subject to reimbursement by the Tenant as hereinafter set out. The Landlord shall have no obligation to contest or litigate the imposition of any Taxes. The Landlord may defer payment of Taxes to the extent permitted by law if it diligently pursues or causes to be pursued the contest or appeal of the Taxes.

3.02	Taxes Payable by Tenant

(a)

If there is no separate assessment for Taxes with respect to the Leased Premises, or if there is a separate assessment, but such separate assessment, together with all other separate assessments relating to the Property do not aggregate the total assessment for Taxes for the Property (including its share of the Common Lot), then until such time as there is a separate assessment for Taxes with respect to the Leased Premises which, together with all other such separate assessments, aggregate the total assessment for Taxes for the Property (including its share of the Common Lot), the Tenant shall pay as Additional Rent its Proportionate Share of the Taxes for the Property (including its share of the Common Lot). If there is no separate assessment for Taxes as herein provided and the Property (including its share of the Common Lot) is not fully assessed as a commercial or industrial property for determination of Taxes in any Year, then the Landlord shall adjust the Taxes to an amount that would have been determined if the Property (including its share of the Common Lot) were fully assessed as a commercial or industrial property. If the Leased Premises are at any time during the Term assessed for the support of Separate Schools or if the Taxes are increased by reason of any installations made in or upon or any alterations made in or to the Leased Premises by the Tenant or by the Landlord on behalf of the Tenant, the Tenant shall pay the amount of such increase forthwith to the Landlord upon receipt of notice thereof.

(b)

If there is a separate assessment for Taxes with respect to the Leased Premises, and if such separate assessment together with all other separate assessments for the Property (including its share of the Common Lot), aggregate the total assessment for Taxes for the Property (including its share of the Common Lot), the Tenant shall pay as Additional Rent the amount calculated by multiplying the assessment for the Leased Premises by the applicable tax rate, which amount shall, for the purposes of this paragraph only and notwithstanding anything else herein contained, be the Tenant’s “Proportionate Share” of Taxes for the Property (including its share of the Common Lot).

3.03	Tenant’s Business and Other Taxes

In addition to the Taxes payable by the Tenant pursuant to Section 3.02, the Tenant shall pay to the lawful taxing authorities or to the Landlord if the Landlord so directs:

(a)

all taxes, rates, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises or the Property or any part thereof;

(b)

every tax and license fee which is levied, rated, charged or assessed against or in respect of each and every business carried on in the Leased Premises or in respect of the use or occupancy thereof or any part of the Lands or the Building by the Tenant and every subtenant or licensee of the Tenant or against the Landlord on account of its interest in the Property, and whether in any case, any such taxes, rates, duties, assessments or license fees are rated, charged or assessed by any federal, provincial, municipal, school or other body during the Term; and

(c)

the full amount of any taxes in the nature of a business transfer tax, value added tax, sales tax or any other tax levied, rated, charged or assessed in respect of the Rent payable by the Tenant under this Lease or in respect of the rental of space under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax or otherwise.

3.04	Payment of Taxes

(a)

The Landlord shall be entitled at any time or times in any Year, upon at least thirty (30) days’ notice to the Tenant to require the Tenant to pay to the Landlord the Tenant’s Proportionate Share of the Taxes for such Year in equal monthly instalments. Such monthly amount shall be determined by dividing the Tenant’s Proportionate Share of Taxes by the number of months for the period from January 1st in each Year of the Term until the due date of the final instalment of Taxes as established by the applicable taxing authority from time to time in each Year (“Instalment Period”) and shall be paid by the Tenant to the Landlord, monthly as

Additional Rent, on the date for payment of monthly rental payments during the Instalment Period. The Landlord shall be entitled subsequently during such Year, upon at least fifteen (15) days’ notice to the Tenant, to revise its estimate of the amount of increase of such Taxes and the said monthly instalment Initials Landlord shall be revised accordingly. All amounts received under this provision in any Year on account of the estimated amount of such Taxes shall be applied in reduction of the actual amount of such Taxes for such Year. If the amount received is less than the Tenant’s Proportionate Share of the actual Taxes, the Tenant shall pay any deficiency to the Landlord as Additional Rent within thirty (30) days following receipt by the Tenant of notice of the amount of such deficiency. If the amount received is greater than the Tenant’s Proportionate Share of the actual Taxes, the Landlord shall either refund the excess to the Tenant [Intentionally Deleted] within thirty (30) days following the end of the Year in respect of which such payments were made or, at the Landlord’s option, shall apply such excess against any amounts owing or becoming due to the Landlord by the Tenant.

(b)

Taxes payable pursuant to paragraphs (a) and (b) of Section 3.03 shall be paid by the Tenant when due if separate tax bills are issued and otherwise shall be paid to the Landlord within ten (10) days’ written demand therefor.

(c)

Taxes payable pursuant to paragraph (c) of Section 3.03 shall be paid to the Landlord within ten (10) days’ written demand therefor or at such time or times as the Landlord from time to time determines by notice in writing to the Tenant.

(d)

If the Term of this Lease commences or ends on any day other than the first or last day, respectively, of a Year, the Tenant shall be liable only for the portion of the Taxes for such Year as falls within the Term, determined on a per diem basis.

ARTICLE 4 - OPERATING COSTS

4.01	Tenant’s Covenant to Pay Operating Costs

The Tenant covenants to pay to the Landlord as Additional Rent, the Tenant’s Proportionate Share of the Operating Costs for the Year during each Year of the Term in accordance with the provisions of Section 4.02.

4.02	Payment of Operating Costs

The Landlord shall be entitled at any time or times in any Year, upon at least thirty (30) days’ notice to the Tenant to require the Tenant to pay to the Landlord monthly, on the date for payment of monthly rental instalments, as Additional Rent, an amount equal to one-twelfth (1/12) of the amount estimated by the Landlord to be the amount of the Tenant’s Proportionate Share of the Operating Costs for such Year. The Landlord shall be entitled subsequently during such Year, upon at least fifteen (15) days’ notice to the Tenant, to revise its estimate of the amount of the Tenant’s Proportionate Share of the Operating Costs and the said monthly instalment shall be revised accordingly. All amounts received under this provision in any Year on account of the estimated amount of the Tenant’s Proportionate Share of the Operating Costs shall be applied in reduction of the actual amount of the Tenant’s Proportionate Share of the Operating Costs for such

Year. Within a reasonable time after the end of the period for which the estimated payments have been made, the Landlord shall deliver to the Tenant a written statement certified by an independent firm of chartered accountants setting out in reasonable detail the amount of the Operating Costs for such period calculated on the basis of a calendar year and the Tenant’s Proportionate Share thereof. If the amount received is less than the actual amount of the Tenant’s Proportionate Share of the Operating Costs for such Year, the Tenant shall pay any deficiency to the Landlord as Additional Rent within thirty (30) days following receipt by the Tenant of notice of the amount of such deficiency. If the amount received is greater than the actual amount of the Tenant’s Proportionate Share of the Operating Costs, the Landlord shall either refund the excess to the Tenant [Intentionally Deleted] within thirty (30) days following the end of the Year in respect of which such payments were made, or at the Landlord’s option, shall apply such excess against any amounts owing or becoming due to the Landlord by the Tenant.

The Tenant shall have sixty (60) days after receipt of any such statement to dispute such statement by way of notice in writing to the Landlord. Failing such notice within such sixty (60) day period, such statement shall be conclusive and binding upon the Tenant. In the event the Tenant disputes any such statement by notice in writing to the Landlord within not more than sixty (60) days after receipt of such statement, then the Landlord shall have its accountant prepare a report in respect of the Operating Costs for the period dealt with in such statement. Any such report shall be conclusive and binding upon the Tenant. If the report concludes that the Operating Costs for such period has a variation which is within three percent (3%) of the Operating Costs for such period indicated in the Landlord’s statement, then the costs of the report shall be borne by the Tenant; however, if such report concludes that the Operating Costs for such period has a variation greater than three percent (3%) of the Operating Costs for the period indicated in the Landlord’s statement, then the costs of the report shall be borne by the Landlord.

The Landlord estimates but does not in any way warrant, Tenant’s Proportionate Share of Taxes and Operating Costs to be Fourteen Dollars and Nineteen Cents ($14.19) per square foot of the Rentable Area of the Leased Premises for the twelve (12) month period ending December 31, 2014. This amount is subject to adjustment in the manner indicated in this Lease when the actual amount of Taxes and Operating Costs is determined. This amount includes the fifteen percent (15%) management fee mentioned in paragraph (q) of Schedule “C”.

ARTICLE 5 - UTILITIES

5.01	Utility Charges, Bulbs, etc.

The Tenant shall pay for the cost of all utilities consumed or used for the Leased Premises, same to include, without limitation, the cost of water, gas, electricity, steam, fuel or other energy and Tenant shall pay for the cost of all fittings, machines, apparatus, meters or other things leased in respect thereof and for all work or services performed by any corporation or commission in connection with any such utilities. The Tenant’s obligations under this Section 5.01 include, without limitation, the obligation to pay for the cost of all electricity or other utilities consumed or used to heat, ventilate and, if applicable, air condition the Leased Premises. It is an essential condition of this Lease and Tenant’s responsibility that Tenant communicate with all utility suppliers on or before the Commencement Date to ensure that all accounts for utilities separately metered for the Leased Premises and billed by the utility supplier (including without limitation gas and electricity) are transferred in its name as of the Commencement Date. Landlord reserves the right to effect such transfer of account(s) for and on behalf of the Tenant where Tenant has failed to do so, at Tenant’s sole cost and expense including Landlord’s administration fee on account thereof. The foregoing is without prejudice to the Tenant’s obligation to pay for all utilities consumed in the Leased Premises regardless of the date any particular utility account is transferred to its name.

Tenant will retain evidence of payment of any charges referred to in this Section 5.01 which it pays directly to any public authority for inspection by Landlord at Tenant’s offices during normal business hours upon reasonable prior notice, the whole for a period of two (2) years following the dates for payment of said charges.

5.02	Water Heaters

In the event that the Tenant shall require a hot water heater or heaters, the Tenant agrees to install same at its costs or to lease same from Hydro-Québec and to pay all charges as same become due for rental or work services required in connection therewith.

5.03	Service Contracts

The Tenant shall take out and maintain in force such service contracts with reputable service providers (for matters such as but not limited to the maintenance and repair of the HVAC System, plumbing and other mechanical systems, services and equipment which are its responsibility pursuant to the provisions of this Lease, garbage, refuse, rubbish, trash and waste removal, security and the like) as Landlord, acting reasonably, may from time to time determine to be necessary or advisable for the good order, appearance, safety and care of the Leased Premises. Copies of all such contracts shall be exhibited to Landlord upon demand.

5.04	Heating and Ventilation

“HVAC System” as used herein means the whole of any system which supplies heating, ventilating and/or cooling exclusively to the Leased Premises, wherever any such system is located, and including all fixtures, appurtenances, equipment and systems associated with or for such system and including the apparatus for the further processing and distribution or exhaust of air such as ducts, diffusers, reheat coils, controls and other apparatus and equipment therefor.

The Tenant shall operate, maintain, repair and replace the HVAC System serving its Leased Premises as would a prudent owner, to the satisfaction of the Landlord with all costs to provide heating, ventilating and air-conditioning services being borne by the Tenant. The Tenant will operate and regulate those parts of the HVAC System for its Leased Premises in conformity with Building standards determined from time to time in order to maintain a temperature in the Leased Premises at all times at the same level of comfort as is maintained in other premises within the Building and in any event at a temperature sufficient to ensure that no direct or indirect appropriation of heating, ventilating and/or air-conditioning from any other HVAC systems serving the Building occurs and that no damage ensues to such system(s), the HVAC System or any part of the Building. The Tenant shall maintain preventive maintenance contracts for such HVAC System in accordance with the provisions of 5.03 above.

Notwithstanding the foregoing, in the event that the Tenant fails to effect any maintenance, repairs and/or replacements required to the HVAC System for the Leased Premises in accordance with the provisions of this Lease, the Tenant agrees that the Landlord may at any time elect to effect the maintenance, repairs and replacements required to the HVAC System for the Leased Premises. The Tenant shall then pay as Additional Rent to the Landlord within ten (10) days after demand therefor, all costs incurred by the Landlord in connection with the maintenance, repair and replacement of the HVAC System, including without limitation any costs incurred to maintain any maintenance contracts entered into by the Landlord in connection therewith (plus an administration fee of ten percent (10%) of the total of such costs.

5.05	Replacement of Bulbs, Ballasts and Starters

The Landlord shall have the exclusive right to attend to any replacement of electric light bulbs, tubes and ballasts in the Leased Premises throughout the Term and any renewal thereof. The Landlord may adopt a system of relamping and reballasting periodically on a group basis in accordance with good practice. The Tenant shall pay to the Landlord as Additional Rent on the first day of each and every month during the Term and any renewal thereof, a monthly charge per bulb, tube and ballast on account of the cost of such replacement. If the cost of such replacement shall increase or decrease during the Term or any renewal thereof, the Landlord shall adjust the Additional Rent payable for such replacement hereunder on an equitable basis and the Tenant agrees to pay such Additional Rent as adjusted, on demand. The decision of the Landlord, acting reasonably, with respect to any such adjustment or adjustments and Additional Rent shall be final and binding upon the parties hereto.

ARTICLE 6 - MAINTENANCE, REPAIR & ALTERATIONS

6.01	Tenant to Maintain and Repair

The Tenant shall at its own cost, repair, replace, maintain and keep the Leased Premises and every part thereof, including without limitation the Leasehold Improvements and the HVAC System, fixtures and furnishings (whether or not installed or furnished by the Tenant), in good and substantial repair and condition (including any improvements, new requirements and/or installations required by any governmental authority having jurisdiction in accordance with Section 8.03) as a prudent owner would do, damage by fire and any other perils against which the Landlord is required under this Lease to insure, only excepted. The Tenant agrees that the Landlord may enter and view the state of repair and condition and that the Tenant shall repair in accordance with notice in writing from the Landlord; provided that if the Tenant neglects to so maintain or to make such repairs or replacements promptly after notice, the Landlord may, at its option, do such maintenance or make such repairs or replacements at the expense of the Tenant, and in any and every such case the Tenant covenants with the Landlord to pay to the Landlord forthwith as Additional Rent all sums which the Landlord may have expended in doing such maintenance and making such repairs and/or replacements; provided further that the doing of such maintenance or the making of any such repairs or replacements by the Landlord shall not relieve the Tenant from its obligation to maintain, repair and replace.

6.02	Repair Where Tenant At Fault

If the Lands or any part of any of the buildings thereon (save only the Leased Premises), including, without limitation, the boilers, engines, pipes and other apparatus (or any of them) used for the purposes of heating, ventilating or air-conditioning any of the buildings or if the water pipes, drainage pipes, electric lighting or other equipment of a building or if the roof or outside walls of a building require repair or become damaged or destroyed through the use of the Leased Premises or the willful act, negligence, carelessness or misuse of the Tenant or those for whom at law it is responsible, the expense of the necessary repairs, replacements or alterations, shall be borne by the Tenant who shall pay the same to the Landlord forthwith upon demand.

6.03	Alterations

The Tenant shall not, without the prior written approval of the Landlord, make any installations, alterations, additions, partitions, repairs or improvements in or to the Leased Premises, including, without limitation, doing anything which might affect the structural portions of the Leased Premises or the electrical, lighting, HVAC System, sprinkler, fire protection or other systems therein. The Tenant’s request for approval shall be in writing and accompanied by an adequate description of the contemplated work, and where appropriate, working drawings and specifications therefor; the Landlord’s costs of having its architects, engineers or others examine such drawings and specifications shall be payable by the Tenant upon demand as Additional Rent; the Landlord may require that any or all such work be done by the Landlord’s contractors or workmen or by contractors or workmen engaged by the Tenant but first approved by the Landlord. All such work shall be subject to inspection by and the reasonable supervision of the Landlord and shall be performed in accordance with all applicable laws and any reasonable conditions (including but not limited to a reasonable supervision fee of the Landlord to be paid by the Tenant) and regulations imposed by the Landlord, and shall be completed in a good and workmanlike manner and with reasonable diligence in accordance with the approvals given by the Landlord. Any connections of apparatus to the base electrical systems and the HVAC System shall be deemed to be an alteration within the meaning of this Section. The Tenant shall, at its own cost and before commencement of any work, obtain all necessary building or other permits and keep same in force.

6.04	Notice of Accidents

The Tenant shall notify the Landlord promptly and in writing of any accident or damages to or defect in the Leased Premises, any of the buildings on the Lands, or any part thereof including, without limitation, the heating, ventilating and air-conditioning apparatus, water and gas pipes, telephone lines, electrical apparatus or other building services of which it is aware or ought to have been aware.

6.05	Legal Hypothec for Construction Works

The Tenant covenants to pay promptly all the persons having taken part in the construction or renovation of the Leased Premises or the Property or the Lands and do any and all things necessary to minimize the possibility of having a legal hypothec or any other charge registered against the Leased Premises or any part of the Property or the Lands and, should any such hypothec or charge be registered or filed, the Tenant shall discharge the same forthwith (after notice thereof is given to the Tenant) at the Tenant’s expense. In the event the Tenant shall fail to cause any such hypothec or charge to be discharged as aforesaid, then, in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be so obligated, discharge same by paying the amount claimed to be due into Court or directly to any such hypothecary claimant and the amount so paid by the Landlord and all costs and expenses including but not limited to solicitor’s fees (on a solicitor and client basis), incurred for the discharge of such lien shall be due and payable by the Tenant to the Landlord as Additional Rent on demand.

6.06	Removal of Fixtures and Improvements

Leasehold Improvements shall immediately become the property of the Landlord upon affixation or installation without compensation therefor to the Tenant but the Landlord is under no obligation to repair, maintain or insure Leasehold Improvements. Leasehold Improvements shall not be removed from the Leased Premises either during or at the expiration or earlier termination of the Term, except that the Tenant shall, at the end of the Term, remove such Leasehold Improvements installed or constructed by or on behalf of the Tenant as the Landlord may require to be removed. The Tenant may, during the Term, remove its trade fixtures provided that the Tenant is not in default under this Lease and such trade fixtures are immediately replaced by trade fixtures of equal or better value. The Tenant shall at the expiration or earlier termination of the Term remove its trade fixtures as the Landlord may require. Any removal of Leasehold Improvements and/or the Tenant’s trade fixtures shall be done at the Tenant’s sole cost and expense and the Tenant shall forthwith repair at its own cost any damage caused to the Leased Premises or the Building or any part thereof by the installation or removal of Leasehold Improvements and/or trade fixtures. If the Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, then the trade fixtures shall, at the option of the Landlord, become the property of the Landlord and may be removed from the Leased Premises and/or sold or otherwise disposed of by the Landlord in such manner as it deems advisable. For greater certainty, the Tenant’s trade fixtures shall not include any heating, ventilating or air-conditioning equipment or other building services or floor covering affixed to the floor of the Leased Premises. The obligations of the Tenant set forth in this Section shall survive the expiry or other termination of the Term.

6.07	Repair on Termination

At the expiration or sooner termination of the Term the Tenant shall, at its own expense:

(a)

deliver up possession of the Leased Premises to the Landlord in the same condition in which the Tenant is required under this Lease to repair and maintain the Leased Premises, outside of the normal wear and tear, together with all Leasehold Improvements which the Tenant is required or permitted to leave therein or thereon free and clear of all encumbrances and in a clean and tidy condition and free of all rubbish and to deliver to the Landlord all keys and security devices;

(b)

remove from the Property, at the option of and to the satisfaction of the Landlord, all machine bases, cabling (electrical or otherwise), piping (pneumatic, water or otherwise) and wiring (electrical, computer or otherwise) installed by or on behalf of the Tenant;

(c)

remove any and all materials which may be deemed by any applicable legislation as contaminated or hazardous (and which have been brought onto the Property by or on behalf of the Tenant or which are a result of the Tenant’s use or occupation of the Leased Premises), and clean up and/or remediate any and all resulting contamination in compliance with all applicable laws and regulations and comply with all requirements of Section 15.16; and

(d)

remove from the Property at the option of the Landlord, in compliance with all applicable laws and regulations, any and all storage and/or holding tanks (whether above or below ground) installed by or on behalf of the Tenant and all pits and trenches created by or on behalf of the Tenant.

The covenants contained in this Section shall survive the expiry or other termination of the Term.

ARTICLE 7 - ASSIGNING & SUBLETTING

7.01	Assigning or Subletting

(a)

The Tenant shall not assign this Lease or sublet or franchise, license, grant concessions in, or otherwise part with or share possession of the Leased Premises or any part thereof (hereinafter referred to as a “Transfer”) without the prior written consent of the Landlord; at the time the Tenant requests such consent the Tenant shall deliver to the Landlord [Intentionally Deleted] Required Information (defined below) as the Landlord may reasonably require, including, without limitation, a copy of the proposed offer or agreement, if any, to Transfer and the name, address and nature of business and evidence as to the financial strength of the proposed assignee or subtenant or other user (hereinafter referred to as a “Transferee”); upon receipt of such request and all Required Information, the Landlord shall have [Intentionally Deleted] fourteen (14) days [Intentionally Deleted] to consider the Tenant’s request and provide or withhold its consent. The Landlord shall be deemed to have refused consent if it does not respond to Tenant’s request within fourteen (14) days of receiving any Required Information. Notwithstanding anything else herein contained, in no event shall any Transfer of this Lease release or relieve the Tenant in any regard whatsoever from any of its obligations or liabilities under or in respect of the Lease and the Tenant shall remain solidarily responsible with the Transferee (and, in the circumstances contemplated in Section 7.02 hereof, with the party who acquires control), without benefit of division or discussion, for the performance of all obligations and liabilities of the Tenant under this Lease.

For the purposes herein, “Required Information” means all information and documents which Landlord may reasonably require including without limitation:

A.

the name, address and local telephone number of the proposed Transferee and, if it is a corporation, the names of the directors and majority shareholders (or in the case of a change of control, the names of those who would subsequently acquire effective voting control);

B.	details of the proposed Transferee’s prior business experience and the specific terms and conditions of the proposed assignment, sublease or use; and

C.

bank and other credit references, financial statements and such other information as Landlord may reasonably require in order to assess the business and financial responsibility and standing of the proposed Transferee.

PROVIDED however, and it is made a condition to any Transfer that:

(ii)

The proposed Transferee shall agree in writing to assume and perform all of the terms, covenants, conditions and agreements by this Lease imposed upon the Tenant herein in a form to be approved by the solicitor for the Landlord;

(iii)	The Tenant shall pay the Landlord all reasonable legal fees and reasonable administration fees in connection with the Transfer;

(iv)	The consent of the Landlord is not a waiver of the requirement upon the Tenant for the Landlord’s consent for any subsequent Transfer;

(v)

The acceptance by the Landlord of Rent from a Transferee without the Landlord’s consent to such Transfer shall not constitute a waiver of the requirement of such consent nor shall it constitute an acceptance of such party as the Tenant;

(vi)	The Landlord may, at its option, cancel (i) any options to renew the Lease or extend the Term and/or (ii) any rights of first refusal or first opportunity regarding additional space;

(vii)

If the Transfer does not take place within sixty (60) days of the giving of consent by the Landlord, then the Landlord’s consent to such Transfer shall, unless otherwise agreed by the parties, at the Landlord’s option, expire and become null and void; and

(viii)

If the Lease is disaffirmed, disclaimed or terminated by any trustee in bankruptcy of a Transferee, then the original Tenant named in this Lease will be deemed on notice from the Landlord given within sixty (60) days from the date of such disaffirmation, disclaimer or termination to have entered into a Lease with the Landlord containing the same terms and conditions as in this Lease.

(b)

If a Transfer occurs without the consent of the Landlord when required, then the Landlord may collect Rent from the party in whose favour the Transfer was made and apply the net amount collected to the Rent herein reserved but no such Transfer will be considered a waiver of this covenant or the acceptance of the party in whose favour the Transfer was made as a tenant hereunder.

(c)

The Landlord shall not be liable for any claims or actions by or for any damages, liabilities, losses or expenses of the Tenant arising out of the Landlord unreasonably withholding its consent to any Transfer and the Tenant’s only recourse shall be to bring an application for a declaration that the Landlord shall grant its consent to such Transfer.

7.02	Change of Control

If the Tenant or any assignee or subtenant is a private corporation and any part or all of the corporate shares of the Tenant or such assignee or subtenant shall be transferred by sale, assignment, amalgamation, legacy, inheritance, operation of law or other disposition or dispositions so as to result in a change in the control of the corporation, such change of control shall be considered a Transfer and shall be subject to the provisions of Section 7.01 hereof. The Tenant shall make available to the Landlord upon its request for inspection and copying, all books and records of the Tenant, any assignee or subtenant and their respective shareholders which, alone or with other data, may show the applicability or inapplicability of this Section.

7.03	Sublet of Part of Leased Premises

Notwithstanding anything else to the contrary provided in this Lease and/or any act or rule of law or regulation now or hereafter in force to the contrary, the Landlord may in its sole and unfettered discretion refuse to give its consent to any Transfer by the Tenant of less than the whole of the Leased Premises resulting in separate premises therein.

7.04	Excess Rent

In the event that the Basic Rent or any other amount is payable under any Transfer is in excess of the Basic Rent reserved hereunder or is in excess of the proportionate Basic Rent reserved in the event of a sublease of part of the Leased Premises, whether the excess be in the form of cash, goods or services from the Transferee or anyone acting on its behalf, the Tenant shall pay all of such excess to the Landlord immediately upon receipt thereof; in the event that such excess is represented by goods or services rendered to the Tenant or its nominee, the value of those goods or services shall be determined by the Landlord and Tenant and that value shall be paid in cash to the Landlord immediately upon such determination.

7.05	Hypothec of Leasehold

The Tenant shall not hypothecate or otherwise encumber all or any portion of the Tenant’s interest in this Lease or the Leasehold Improvements.

7.06	Advertising Leased Premises

The Tenant shall not advertise or allow the Leased Premises or a portion thereof to be advertised as being available for assignment, sublease or otherwise without the prior written approval of the Landlord as to the form, size, content and location of such advertisement, which approval shall not be unreasonably withheld, provided that (i) no such advertising shall contain any reference to the Rent for the Leased Premises and (ii) any such advertising shall be on a standard ground-mounted real estate sign.

7.07	Disposition by Landlord

If the Landlord sells or leases the Lands, the Building, the Property or any part thereof, or assigns this Lease, and to the extent that the covenants and obligations of the Landlord under this Lease are assumed by the purchaser, lessee or assignee, the Landlord, without further written agreement, will be discharged and relieved of liability under the said covenants and obligations.

ARTICLE 8 - USE

8.01	Use of Leased Premises

(a)

Subject to paragraph (b) of this Section, the Tenant shall not use the Leased Premises nor allow the Leased Premises to be used for any purpose other than the permitted use as set out in the Summary of Basic Lease Provisions at the beginning of this Lease and shall conduct such use only (i) in compliance with the provisions of this Lease, including without limitation the provision of Section 15.15 hereof, and (ii) as permitted by all applicable laws, by-laws and other governmental regulations from time to time in force.

The Landlord acknowledges that the permitted use set out in the Summary of Basic Lease Provisions at the beginning of this Lease is permitted by the current zoning by-laws.

(b)	The Tenant covenants not to use or permit the Leased Premises to be used for any retail sales whatsoever.

8.02	Rules and Regulations

The Tenant and its employees and all persons visiting or doing business on the Leased Premises shall be bound by and shall observe and perform all reasonable rules and regulations made by the Landlord from time to time and of which notice in writing shall be given to the Tenant, and all such rules and regulations shall be deemed to be incorporated into and form part of this Lease.

8.03	Observance of Law

The Tenant shall comply promptly with and conform to the requirements of all applicable statutes, by-laws, laws, regulations, ordinances and orders from time to time or at any time in force during the Term and affecting the condition, maintenance, repair, use or occupation of the Leased Premises (or equipment therein) and with every applicable regulation, order and requirement of any insurance advisory organization operating within the Province in which the Leased Premises are located or any body having similar functions or of any liability or fire insurance company by which the Landlord and the Tenant or either of them may be insured at any time during the Term, and, in the event of the default of the Tenant under the provisions of this Section, the Landlord may itself comply with any such requirements as aforesaid and the Tenant will forthwith pay all costs and expenses incurred by the Landlord in this regard and the Tenant agrees that all such costs and expenses shall be recoverable by the Landlord as if the same were Additional Rent reserved and in arrears under this Lease.

8.04	Waste and Nuisance

The Tenant shall not do or suffer any waste, damage, disfiguration or injury to the Leased Premises or the fixtures and equipment thereof and shall not use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive trade or business and shall not do anything or permit anything to be done upon or about the Leased Premises nor permit anything to be brought thereon which may reasonably be deemed to be a nuisance, annoyance, grievance, damage or disturbance to the occupiers or owners of the Property or of adjacent lands or premises, nor do or permit anything to be done therein which, in the opinion of the Landlord acting reasonably, is detrimental to the Property or the Building, and the Tenant shall take every reasonable precaution to protect the Leased Premises and the Building from danger of fire, water damage or the elements and shall keep the Leased Premises and the Lands free of hazardous waste and contamination.

8.05	Interior Walls

The Tenant shall not deface or mark any part of the Building and will not permit any hole to be drilled or made or nails, screws, hooks or spikes to be driven into the interior walls, doors, floors, stone or brick work of the Building or any appurtenances thereof without the prior written consent of the Landlord, which consent shall not be unreasonably withheld.

8.06	Signs

(A) The Tenant covenants and agrees not to paint, affix, display, or cause to be painted, affixed or displayed any picture, advertisement, notice, lettering, decoration or sign on any part of the exterior of the Leased Premises (including, without limitation, the windows) without in each instance the prior written approval of the Landlord. All signs erected by the Tenant with the Landlord’s approval, as aforesaid, shall nevertheless be of uniform size, lettering and location as the signs of all other tenants in the Building or Property, as the Landlord shall determine. (Provided, however, that if the Landlord shall, in its sole discretion, desire to establish a uniform sign policy for the tenants of the Building or the Property, then the Tenant acknowledges and agrees that the Landlord, at its option, shall be entitled to erect all such signage material in or on the Building advertising the respective tenants’ business operations therein (including the Tenant’s business)). The cost of all such signs and the installation and erection thereof shall be borne by the Tenant and shall be payable forthwith on demand. All signs shall be erected in strict conformance with all applicable municipal regulations, requirements and by-laws in existence from time to time. All signs shall be removed by the Tenant at its own expense at the termination of this Lease and the Tenant shall promptly repair at its own expense to the satisfaction of the Landlord, acting reasonably, any and all damage caused by such removal and this covenant shall survive the expiry or other termination of the Term.

(B)	Pylon Signage

Provided the Tenant is PHARMASCIENCE INC. and provided Tenant obtains all required written approvals from all relevant authorities having jurisdiction over the installation, maintenance and use of such signs, and subject to rights granted to other tenants prior to this Lease, the Tenant may, at its sole expense and upon Landlord’s prior written approval, install one (1) exterior sign representing the Tenant’s logo (the “Sign”) on the Building’s existing pylon signage in the area designated by the Landlord.

The Tenant shall submit to Landlord plans and specifications with respect to the Sign, including without limitation, the type of sign, the size and the method of fixation, for Landlord’s prior written approval, failing which the Landlord will be under no obligation to permit the installation of the said Sign. The Tenant shall be solely responsible for costs of construction, installation, maintenance and operation of the Sign, including electricity, if applicable. The Tenant shall be responsible for and shall indemnify and hold the Landlord harmless from and against any loss, damage, claim or costs arising from the installation, maintenance, repair, replacement or removal work of the Sign and/or by reason of damage or destruction of the sign or the Building as a result of such sign.

The Tenant shall maintain and keep the Sign in good order and condition, including all replacements, alterations, additions and improvements thereto.

Tenant acknowledges and agrees that it shall be responsible for all costs incurred by Landlord to verify the Sign installations effected by Tenant, and Tenant shall comply with requirements of the Landlord in connection with such installations.

At the expiry or earlier termination of the Lease, the Tenant shall at its expense, remove the Sign and repair all damage caused by the installation and/or removal, including without limitation damage to the Building, in default of which Landlord shall proceed to such removal and repair and any and all costs incurred by the Landlord in so doing (including the Landlord’s administration fee equal to ten percent (10%) of the total costs thereof), shall be borne by the Tenant and furthermore, such removal and repair shall be without compensation to the Tenant and without liability of any nature whatsoever on the part of the Landlord to the Tenant.

8.07	Parking

The Tenant shall have the non-exclusive right during normal business hours, in common with all other tenants and occupants of the Project, to park cars belonging to its employees, servants, agents, contractors and invitees in those areas on the Common Lot designated by the Landlord from time to time as parking areas for the Leased Premises and shall not park nor permit its employees, servants, agents, contractors or invitees to park in any other areas whatsoever. The Tenant shall not park nor permit to be parked any vehicles (cars, trucks, trailers or otherwise) anywhere on the Common Lot at any time other than during normal business hours and in such areas so designated by the Landlord. The Tenant shall not park or permit to be parked any trucks or trailers in any areas of the Lands designed and/or designated for car parking. Notwithstanding the foregoing, parking of any vehicle at such time the owner or user of a vehicle is working or conducting business at the Leased Premises outside normal business hours shall be permitted, subject to all applicable laws, by-laws, regulations and ordinances from any competent authority.

The Tenant shall have the right to have parking signage (“Parking Signage”) to indicate four (4) parking spaces for the Tenant’s use to be located in the area adjacent to the Building in a location to be determined by Landlord. The Parking Signage (comprising signs, steel poles and concrete bases) shall be installed by Landlord at the Landlord’s cost. The Tenant shall be responsible for the supervision of these parking spaces, and for any maintenance or replacement costs, if any, of the Parking Signage and for the removal of such signage at the expiry of the Term. The Landlord shall have the right, at any time and from time to time during the Term and any renewal or extension thereof, to relocate the Parking Signage (and the four exterior parking spaces) at its discretion elsewhere in the exterior parking facilities of the Project.

8.08	Refuse and Garbage

The Tenant agrees that it will not allow any waste, refuse, garbage, ashes or other loose or objectionable material to accumulate in or about the Leased Premises and will provide covered metal receptacles for the same and will at all times keep the Leased Premises in a clean and tidy condition.

8.09	Overloading Floors

The Tenant covenants that it will not bring upon the Leased Premises or any part thereof any machinery, equipment, article or thing that, by reason of its weight, size, configuration, operation or otherwise, might damage the Leased Premises and will not at any time overload or damage the floors of the Leased Premises. The Tenant shall remove any such machinery, equipment (including but not limited to mobile equipment such as a forklift), article or thing within five (5) days’ written notice thereof and if any damage is caused to the Leased Premises by any machinery, equipment, article or thing or by overloading, the Tenant shall forthwith repair such damage at its own expense to the satisfaction of the Landlord.

8.10	Outside Storage

The Tenant agrees that it will not store any goods or matter of any kind whatsoever outside the Leased Premises without the express written consent of the Landlord first had and obtained.

8.11	Plumbing Fixtures

The plumbing fixtures shall not be used for any purpose other than that for which they were constructed and no foreign substances of any kind shall be deposited therein, and the expense of any breakage, stoppage, or damage caused by the Tenant or those for whom Tenant is at law responsible, or by the negligent acts or omissions of the Tenant or those for whom Tenant is at law responsible, shall be borne by the Tenant.

8.12	Energy Conservation

The Tenant shall co-operate with the Landlord in conserving energy of all types in the Building, including but not limited to complying at the Tenant’s own cost with all reasonable requests and demands of the Landlord made with a view to energy conservation. Any reasonable expenditures made by the Landlord in an effort to promote energy conservation shall be added to Operating Costs in the Year such expenditures are incurred.

8.13	Overloading Systems

The Tenant shall not install or use any electrical or other equipment or electrical arrangement which may overload the electrical or other service facilities unless it does so with the express prior written consent of the Landlord and at its own expense makes whatever changes are necessary to comply with the reasonable and lawful requirements of the Landlord’s insurance underwriters and governmental authorities having jurisdiction. The Tenant shall submit all applicable plans and specifications to the Landlord at the time of applying for such consent.

8.14	Name of Building

The Tenant shall not refer to the Building or Project by any name or names other than such name or names as may be designated from time to time by the Landlord, nor to use such name or names for any purpose other than that of the business address of the Tenant.

8.15	Fire and Safety

The Tenant shall co-operate and participate and cause its employees, agents, invitees and licensees to co-operate and participate in any fire drills, evacuation drills and similar exercises as may be arranged or organized by the Landlord from time to time, and shall hold the Landlord harmless from any personal or material loss, damage or injury arising therefrom.

ARTICLE 9 - INSURANCE AND INDEMNITY

9.01	Tenant’s Insurance

The Tenant shall, at its expense, maintain in force during the Term, and any other period of occupation, in the name of the Tenant (with the Landlord, the Landlord’s property manager, asset manager and hypothecary creditor, if any, named as additional insureds as their respective interests may appear) the following insurance:

(a)

comprehensive general liability insurance against claims for personal injury, death or property damage (including but not limited to tenants’ legal liability, personal injury liability, products liability, property damage and contractual liability to cover all indemnities) with respect to the business or operations carried on in and from the Leased Premises, in amounts required by the Landlord and any hypothecary creditor of the Building or any part thereof from time to time but in no event less than Five Million Dollars ($5,000,000.00) per occurrence;

(b)

“All Risks” insurance including flood, earthquake and sewer backup, with extended coverage endorsement and water damage insurance (including, if applicable, sprinkler leakage) covering all contents of the Leased Premises and all other property for which the Tenant is legally liable for or responsible for pursuant to this Lease and/or which has been installed by or on behalf of the Tenant (including without limitation all movables, equipment, machinery, furniture, inventory, fixtures and all Leasehold Improvements) in an amount equal to the full replacement value thereof;

(c)

broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in the amount of not less than the replacement cost of all Leasehold Improvements and of all boilers, pressure vessels, air conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Leased Premises;

(d)

business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earnings including continuing and extra expenses attributable to all perils insured against by the Tenant hereunder;

(e)	glass insurance, for the benefit of the Landlord and the Tenant, covering all exterior and interior glass in the Leased Premises, including plate glass windows and doors; and

(f)	such other forms of insurance as may be reasonably required by the Landlord, its representatives and its hypothecary creditor from time to time.

All policies required to be written on behalf of the Tenant pursuant to this Section shall contain the Landlord’s hypothecary creditor standard hypothecary clause as applicable, and shall contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord, its property manager and against those for whom the Landlord is in law responsible, whether any such damage is caused by the act, omission or negligence of the Landlord or those for whom the Landlord is in law responsible. All policies will have reasonable deductibles and will be primary and not call into contribution or be in excess of any other insurance available to the Landlord or any additional insureds. All policies shall be taken out with insurers acceptable to the Landlord and shall be in a form satisfactory from time to time to the Landlord. The Tenant agrees that certificates of insurance on the Landlord’s standard form or if required by the Landlord or the Landlord’s hypothecary creditor certified copies of each such insurance policy will be delivered to the Landlord immediately after the placing, removal, amendment or extension of the required insurance. All policies shall contain an undertaking by the insurers to notify the Landlord and the Landlord’s hypothecary creditor in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof.

The Tenant agrees that if the Tenant fails to take out or keep in force any such insurance referred to in this Section, or should any such insurance not be approved by either the Landlord or the Landlord’s hypothecary creditor and should the Tenant not rectify the situation immediately after written notice by the Landlord to the Tenant, the Landlord has the right without assuming any obligation in connection therewith to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be immediately paid by the Tenant to the Landlord as Additional Rent without prejudice to any other rights and remedies of the Landlord under this Lease.

9.02	Landlord’s Insurance

Throughout the Term of this Lease the Landlord shall provide and keep in force property insurance in respect of the buildings and the Lands (including the Leased Premises but not including the property of the Tenant which the Tenant is required to insure for pursuant to paragraph (b) of Section 9.01 hereof) against fire and such other perils as are normally insured against in the circumstances by prudent landlords of similar buildings and loss of rental income insurance, subject to reasonable deductions and exceptions as the Landlord may determine and to amounts which the Landlord shall from time to time determine as being reasonable or sufficient. Notwithstanding any contribution by the Tenant to the cost of any insurance effected by the Landlord, no insurable interest is conferred upon the Tenant under any such policies of insurance and the Tenant has no right to receive any proceeds under any such insurance.

9.03	Not to Affect Landlord’s Insurance

Neither the Tenant nor its officers, directors, agents, servants, licencees or concessionaires, assignees or subtenants shall bring onto the Leased Premises, the Property or the Project or do or omit or permit to be done or omitted to be done upon or about the Leased Premises, the Property or the Project anything which shall cause the rate of insurance upon the Leased Premises, the Property or the Project or any part thereof or its contents to be increased, and if the said rate of insurance shall be increased by reason of the use made of the Leased Premises even though such use may be a permitted use hereunder or by reason of anything done or omitted or permitted to be done or omitted to be done on the Property or Project by the Tenant or its officers, directors, agents, servants, licensees, concessionaires, assignees or subtenants or by anyone permitted by the Tenant to be upon the Property or Project, the Tenant shall pay to the Landlord forthwith upon demand the amount of such increase.

9.04	Limit of Landlord’s Liability

The Tenant agrees that the Landlord shall not be responsible in any way for any injury to any person (including but not limited to death) or for any loss of or damage to any property belonging to the Tenant or to other occupants of the Leased Premises or to their respective employees, agents, invitees, licensees or other persons from time to time attending at the Leased Premises while such person or property is in or about the Lands, the Leased Premises, the buildings on the Lands, including the Building, or any areaways, parking areas, lawns, sidewalks, steps, truckways, platforms, corridors, stairways, elevators or escalators in connection therewith, including without limiting the foregoing, any loss of or damage to any property caused by theft or breakage, or by steam, water, rain or snow or for any loss or damage caused by or attributable to the condition or arrangements of any electrical or other wiring or for any damage caused by smoke or anything done or omitted to be done by any other tenant of premises in the Property or Project or for any other loss whatsoever with respect to the Leased Premises, goods placed therein or any business carried on therein.

9.05	Limited Recourse

The Tenant will look solely to the interest of the Landlord in the Property for the collection or satisfaction of any money or judgement which the Tenant may recover against the Landlord, and the Tenant will not look for the collection or satisfaction of any such money or judgement to the personal assets of any person who is at any time a partner, joint venturer or co-tenant in the Property.

9.06	Indemnity

The Tenant shall promptly indemnify and save the Landlord harmless from any and all liabilities, damages, costs, expenses, claims, suits or actions arising out of any breach, violation or non-observance by the Tenant of any of its obligations under the Lease; from any damage to property while such property shall be in or about the Leased Premises including but not limited to the systems, furnishings and amenities thereof, as a result of the willful or negligent act or omission of the Tenant, its employees, agents, invitees or licensees; and from any injury to any employee, agent, invitee or licensee, of the Tenant, including but not limited to death resulting at any time therefrom, occurring on or about the Property or Project or any part thereof. The Tenant shall pay all such costs and expenses to the Landlord [Intentionally Deleted] within fifteen (15) days of written demand therefor. Notwithstanding anything else herein contained, this indemnity shall survive the expiry or earlier termination of the Term.

The Landlord shall promptly indemnify and save the Tenant harmless from any and all liabilities, damages, costs, expenses, claims, suits or actions arising out of any breach, violation or non-observance by the Landlord of any of its obligations under the Lease; from any damage to property while such property shall be in or about the Property (excluding however the Leased Premises) including but not limited to the systems, furnishings and amenities thereof, as a result of the willful or negligent act or omission of the Landlord, its employees, agents, invitees or licensees; and from any injury to any employee, agent, invitee or licensee, of the Landlord, including but not limited to death resulting at any time therefrom, occurring on or about the Property or Project or any part thereof (excluding however the Leased Premises), the whole save and except where such liabilities, damages, costs, expenses, claims, suits or actions in question are insured against or required to be insured against by the Tenant pursuant to the provisions of Section 9.01 of this Lease, in which case the foregoing indemnification by the Landlord shall not apply and Landlord will be released from any such claims by the Tenant. In the event the foregoing indemnity does apply, where applicable the Landlord shall, at its sole option, either pay all such costs and expenses to the Tenant within fifteen (15) days of written demand therefor or deduct the amount of such costs and expenses against any amounts owing or becoming due to the Landlord by the Tenant. Notwithstanding anything else herein contained, this indemnity shall survive the expiry or earlier termination of the Term.

In the event either the Landlord or the Tenant is entitled to indemnification under the provision of this Section 9.06 (the “Indemnitee”), it shall notify in writing the other party (the “Indemnitor”) promptly of any claim threatened or commenced against it for which it is so entitled. The Indemnitor shall assume control and direct the defense, investigation and handling of the claim for and on behalf of the Indemnitee, provided however that the Indemnitor shall not settle or consent to judgment without the Indemnitee’s approval, which approval shall not be unreasonably withheld. The Indemnitee shall cooperate with the Indemnitor, and may participate, at the Indemnitee’s expense, in the defense of such claim.

ARTICLE 10 - CONTROL OF PROPERTY AND SERVICES

10.01	Control of Property

(a)

The Property shall, at all times, be subject to the exclusive control of the Landlord and, without limiting the generality of the foregoing, the Landlord shall have the right from time to time throughout the Term:

(i)

to construct in, to or on the Property, to make alterations, additions and subtractions thereto and therefrom to erect new buildings on the Property and to build additional storeys on the existing buildings;

(ii)	to monitor access to any of the parking areas by means of barriers, control booths or any other method which the Landlord deems proper;

(iii)	to change the location of driveways and sidewalks and the location, layout or size of the parking area; and

(iv)	to do or perform such other acts in and to the Property as the Landlord, acting as a prudent owner, deems advisable for the more efficient and proper operation of the Property.

(b)

The Landlord will operate and maintain the Property in such a manner as the Landlord in its sole discretion shall determine from time to time. Without limiting the scope of such discretion, the Landlord shall have the full right and authority to employ all personnel and to make all rules and regulations pertaining to and necessary for the proper operation and maintenance of the Property.

(c)

The Landlord shall not be liable for any diminution or alteration of the Common Areas of the Property resulting from the exercise of the Landlord’s rights under this Section and the Tenant shall not be entitled to a reduction or abatement of Rent or to compensation therefor.

(d)

Without prejudice to any rights of the Landlord in the event of default, and notwithstanding anything to the contrary in this Lease, if the Landlord, in its sole and absolute discretion, requires vacant possession of the Leased Premises in order to reconstruct or redevelop all of a substantial part of the Property, or to change the use of or sell all or a substantial part of the Property, or to demolish all or any portion of the Property, the Landlord may terminate this Lease by giving not less than twelve (12) months’ notice in writing to the Tenant. In the event of such termination, the Tenant shall deliver up vacant possession of the Leased Premises in the condition in which the Tenant is required to maintain and repair the Leased Premises in accordance with the provisions of this Lease and will execute all documents and other assurances as are reasonably required to give effect to the provisions of this Section 10.01(d). Upon the date of termination, any necessary adjustments in Rent shall be made between the Landlord and the Tenant.

(e)	[Intentionally Deleted]

10.02	Services

The Landlord covenants with the Tenant as follows:

Heating & Air-Conditioning

(a)	[Intentionally Deleted]

Elevator

(b)

to furnish, except when repairs are being made, passenger elevator service during Normal Business Hours and limited elevator service at other times; operator less and automatic elevator service if made available shall be deemed elevator service; and to permit the Tenant and its employees to have free use of such elevator service in common with others.

Access

(c)

to permit the Tenant and its employees and all persons lawfully requiring communication with them in common with others to have the use during Normal Business Hours of the entrances, stairways, corridors and halls in the Building leading to the Leased Premises.

Washrooms

(d)	to permit the Tenant and its employees in common with others entitled thereto to use the washrooms in the Building which may be designated for the Leased Premises.

Janitor Services and Cleaning of Laboratory

to cause, when reasonably necessary from time to time, the floors to be swept and windows to be cleaned and the desks, tables and other furniture of the Tenant to be dusted all in keeping with a first-class office building but with the exception of the obligation to cause such work to be done, the Landlord shall not be responsible for any act of omission or commission on the part of the person or persons employed to perform such work; such work shall be done at the Landlord’s direction without interference by the Tenant, his agents or employees. The Tenant acknowledges that the Landlord shall be relieved from the foregoing obligations in respect of any part of the Leased Premises to which access is not granted to the person or persons employed or retained to do such work. The Tenant acknowledges and agrees that the cleaning of the laboratory portion of the Leased Premises (save for floor sweeping and mopping), shall require special cleaning and maintenance services, including without limitation the cleaning of laboratory equipment and disposal of Noxious Substances. Such special cleaning and maintenance services, if requested by Tenant, shall be provided by the Landlord, at the sole cost and expense of the Tenant, through designated contractors which have recognized expertise in providing such specialized services. Landlord shall be entitled to an administration fee of ten percent (10%) of the cost of providing such services. Any designated contractors for such purposes selected by the Landlord will be at competitive rates.

Snow and Ice Load on the Roof

(e)	to monitor the “snow and ice load” on the roof as would a prudent landlord of a similar property and the costs thereof shall be included in the Operating Costs.

ARTICLE 11 - DAMAGE & DESTRUCTION

11.01	Abatement of Rent

If the Leased Premises or any portion thereof is damaged or destroyed by fire or by other casualty against which the Landlord is required to insure under this Lease, Rent shall abate in proportion to the area of that portion of the Leased Premises which, in the reasonable opinion of the Landlord, is thereby rendered unfit for the purposes of the Tenant bears to the area of the entire Leased Premises (but only to the extent to which the Landlord actually receives proceeds under its loss of rental income insurance) until the Leased Premises are repaired and rebuilt as certified by the Landlord’s Architect and the Landlord agrees that it will, with reasonable diligence, repair and rebuild the Leased Premises, subject to Section 11.02. The Landlord’s obligation to rebuild and restore the Leased Premises shall not include the obligation to rebuild, restore, replace or repair any movable, fixture or Leasehold Improvements or any other thing that is the property of the Tenant and/or for which the Tenant is to maintain insurance under paragraph (b) of Section 9.01 (in this Section collectively called “Tenant’s Improvements”); the Leased Premises shall be deemed repaired and rebuilt when the Landlord’s Architect certifies that it has been substantially repaired and rebuilt to the state where the Tenant could occupy it for the purpose of rebuilding, restoring, replacing or repairing the Tenant’s Improvements. The issuance of the certificate of the Landlord’s Architect shall not relieve the Landlord of its obligation to complete the repairing and rebuilding as aforesaid, but the Tenant shall forthwith after issuance of such certificate proceed to rebuild, restore, replace and repair the Tenant’s Improvements, and the provisions of Section 6.03 shall apply to such work, mutatis mutandis.

11.02	Termination

(a)

Notwithstanding the provisions of Section 11.01 hereof, if the Leased Premises or any portion thereof are (i) damaged or destroyed by any cause whatsoever and cannot in the reasonable opinion of the Landlord be rebuilt or made fit for the purposes of the Tenant as aforesaid within one hundred and eighty (180) days of the date of such damage or destruction, (ii) the Leased Premises are damaged or destroyed by an uninsured peril, or (iii) such damage and destruction occurs in the last two years of the Term, the Landlord may, at its option, terminate this Lease by giving to the Tenant, within sixty (60) days after the date of such damage or destruction, notice of termination and thereupon Rent shall be apportioned and paid to the date of such damage or destruction and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord.

(b)

Irrespective of whether the Leased Premises or any portion thereof are damaged or destroyed as aforesaid, in the event that fifty percent (50%) or more of the Building, or any building on the Property as determined by the Landlord, is damaged or destroyed by any cause whatsoever and if, in the reasonable opinion of the Landlord, such area cannot be rebuilt or made fit for the purposes of the tenants thereof within one hundred and eighty (180) days of the date of such damage or destruction or any of the buildings on the Lands are damaged or destroyed by an uninsured peril, the Landlord may at its option terminate this Lease by giving to the Tenant within sixty (60) days after the date of such damage and destruction, notice of termination requiring vacant possession of the Leased Premises sixty (60) days after delivery of the notice of termination and thereupon Rent shall be apportioned and paid to the date on which vacant possession is given and the Tenant shall deliver up possession of the Leased Premises to the Landlord in accordance with such notice of termination.

(c)

If the Landlord does not elect to terminate the Lease pursuant to paragraphs (a) or (b) of this Section, it shall, with reasonable diligence, repair and restore the Leased Premises and/or the damaged building in accordance with the provisions of Section 11.01.

ARTICLE 12 - DEFAULT

12.01	Events of Default

An “Event of Default” shall occur whenever:

(a)	the Tenant fails to pay the Rent hereby reserved or any part thereof on the day appointed for payment thereof, whether lawfully demanded or not;

(b)

the Tenant shall have breached or failed to comply with any of its covenants and agreements contained in this Lease (save for non-payment of Rent) and shall have failed to remedy such breach or non-compliance within fifteen (15) days (or such longer period as the Landlord may reasonably determine, having regard to the nature of the default) after written notice thereof given by the Landlord to the Tenant;

(c)	the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any Act now or hereinafter in force for bankrupt or insolvent debtors;

(d)	the Tenant is a corporation and any order shall be made for the winding-up of the Tenant or other termination of the corporate existence of the Tenant;

(e)	the Tenant makes or attempts to make a bulk sale of assets not in the ordinary course of the Tenant’s business;

(f)	a trustee, receiver, interim receiver, receiver and manager, custodian or liquidator is appointed for the business, property, affairs or revenue of the Tenant;

(g)	this Lease or any of the Tenant’s assets on the Leased Premises are taken or seized under writ of execution, an assignment, pledge, charge, debenture or other security instrument;

(h)	the Tenant abandons or attempts to abandon the Leased Premises;

(i)	the Leased Premises shall be used by any person other than the Tenant or the Tenant’s permitted assignees or for any purpose other than as set out in Section 8.01;

(j)

any insurance policy on the Property or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled or the coverage thereunder reduced in any way by the insurer by reason of the use or occupation of the Leased Premises or any part thereof by the Tenant and the Tenant shall have failed to remedy the condition giving rise to such cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours written notice given by the Landlord to the Tenant;

(k)

the Tenant sells or disposes of the goods, movables or equipment in the Leased Premises or removes, commences or threatens to remove them from the Leased Premises so that in the opinion of the Landlord there would not, in the event of such sale, disposal or removal, be sufficient goods on the Leased Premises;

(l)

the Tenant shall at any time during the Term use the Leased Premises, whether within the use permitted by Section 8.01 or not, in a manner which imposes upon the Landlord any obligation to modify, extend, alter or replace any part of the Leased Premises or any of the machinery, equipment or other facilities used in connection with the Leased Premises, which obligation is not fulfilled by the Tenant at its own cost in a timely manner;

(m)	the Tenant defaults under any other agreement it has entered into with the Landlord, such as a lease of other premises, storage agreement or parking agreement; or

(n)	the Leased Premises are vacant for any period in excess of fifteen (15) days other than during repairs or renovations.

Notwithstanding the Bankruptcy and Insolvency Act (Canada) or otherwise, upon the occurrence of an Event of Default, the then current month’s Rent and next ensuing three (3) months’ Rent shall immediately become due and be paid by the Tenant to the Landlord as accelerated Rent. For greater certainty, subject to the provisions of the second paragraph of Article 1.04, all Equipment shall remain the property of the Landlord at all times, including at the expiry or early termination of the Lease.

12.02	Right of Re-entry

(a)

Upon the occurrence of an Event of Default, the Landlord may at any time thereafter, without notice to the Tenant, re-enter the Leased Premises or any part thereof in the name of the whole and, at the Landlord’s option, and without prejudice to the Landlord’s right to recover all Rent payable under this Lease for the remainder of the Term, terminate this Lease and all the rights of the Tenant thereunder, provided that no action of the Landlord shall be deemed to be a termination of this Lease except an express termination of this Lease in writing.

(b)	If and whenever the Landlord exercises its option to re-enter the Leased Premises and terminate this Lease pursuant to paragraph (a) of this Section:

(i)

the Tenant shall immediately vacate the Leased Premises and the Landlord may remove or cause to be removed from the Leased Premises the Tenant and/or any other occupant or occupants thereof and may remove all property therefrom and sell or dispose of such property as the Landlord considers appropriate without liability for loss or damage and without prejudice to the rights of the Landlord to recover arrears of Rent or damages incurred by the Landlord;

(ii)

the Landlord shall be immediately entitled to the payment of Rent up to the date of termination together with all expenses incurred by the Landlord in respect of such termination and the value of the Rent, calculated at the date of termination, for the unexpired portion of the Term.

12.03	Reletting

At any time when the Landlord is entitled to re-enter the Leased Premises or terminate this Lease, the Landlord may without notice to the Tenant and without terminating the Lease enter upon and take custody of the Leased Premises in the name of and as agent of the Tenant, together with all of the Tenant’s improvements, fixtures and furnishings, and sublet the Leased Premises in the name of and as the agent of the Tenant on whatever terms the Landlord may deem appropriate but no such action by the Landlord shall waive any of the obligations of the Tenant or limit the subsequent exercise of any of the Landlord’s remedies for default. If the

Landlord shall sublet the Leased Premises as aforesaid, the Landlord shall be entitled to receive all sublease rent and apply the same in its discretion to any indebtedness of the Tenant to the Landlord under this Lease and/or to the payment of any costs and expenses of reletting, and the Landlord shall be liable to account to the Tenant only for the excess, if any, of monies actually received by it. If the sublease rent is less than is necessary to pay and discharge all the then existing and continuing obligations of the Tenant hereunder, the Tenant shall pay such deficiency to the Landlord upon demand from time to time. Notwithstanding any such re-entry and subletting without termination, the Landlord may at any time thereafter terminate this Lease by reason of the previous or any other default under the Lease and the provisions of Section 12.02 shall apply.

12.04	Right of Landlord to Cure Defaults

If the Tenant fails to perform or cause to be performed any of the covenants or obligations of the Tenant herein, the Landlord shall have the right (but shall not be so obligated) to perform or cause to be performed and to do or cause to be done such things as may be necessary or incidental thereto (including without limiting the foregoing, the right to make repairs, installations, erections and expend monies), and all payments, expenses, charges, fees and disbursements incurred or paid by or on behalf of the Landlord in respect thereof shall be deemed to be Additional Rent and shall be paid by the Tenant to the Landlord within ten (10) days’ of written demand therefor together with all reasonable legal and administrative costs of the Landlord in respect thereof.

12.05	Remedies Not Exclusive

Mention in this Lease of any particular remedy or remedies in respect of any default or threatened default by the Tenant in the performance of its obligations shall not preclude the Landlord from exercising, or limit the extent of, any other remedy in respect thereof, whether at law, in equity or pursuant to any express provision hereof. No remedy shall be interpreted as exclusive or dependent upon any other remedy, and the Landlord may from time to time exercise any one or more of such remedies independently or in combination.

12.06	Non-Waiver

No condoning, excusing or overlooking by the Landlord or any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord, save only an express waiver by the Landlord in writing.

12.07	Recovery of Adjustments

The Landlord shall have (in addition to any other right or remedy of the Landlord) the same rights and remedies in the event of default by the Tenant in payment of any amount payable by the Tenant hereunder as the Landlord would have in the case of default in payment of Rent.

ARTICLE 13 - SUBORDINATION & ACKNOWLEDGMENTS

13.01	Hypothecs

At the option of the Landlord, this Lease shall be subject and subordinate to any and all hypothecs, charges and deeds of trust, which may now or at any time hereafter affect the Leased Premises in whole or in part, or the Property whether or not any such hypothec, charge or deed of trust affects only the Leased Premises or the Property or affects other premises as well. On request at any time and from time to time of the Landlord or of the hypothecary creditor, chargee or trustee under any such hypothec, charge or deed of trust, the Tenant shall promptly, at no cost to the Landlord or hypothecary creditor, chargee or trustee:

(a)

attorn to such hypothecary creditor, chargee or trustee and become its tenant of the Leased Premises or the tenant of the Leased Premises of any purchaser from such hypothecary creditor, chargee or trustee in the event of an exercise of any permitted power of sale contained in any such hypothec, charge or deed of trust for the then unexpired residue of the Term on the terms herein contained; and/or

(b)

postpone and subordinate this Lease to such hypothec, charge or deed of trust to the intent that this Lease and all right, title and interest of the Tenant in the Leased Premises shall be subject to the rights of such hypothecary creditor, chargee or trustee as fully as if such hypothec, charge or deed of trust had been executed and registered and the money thereby secured had been advanced before the execution of this Lease (and notwithstanding any authority or consent of such hypothecary creditor, or trustee, express or implied, to the making of this Lease).

Any such attornment or postponement and subordination shall extend to all renewals, modifications, consolidations, replacements and extension of any such hypothec, charge or deed of trust and every instrument supplemental or ancillary thereto or in implementation thereof. The Tenant shall forthwith execute any instruments of attornment or postponement and subordination which may be so requested to give effect to this Section.

Any such hypothecary creditor, chargee or trustee under any hypothec, charge or deed of trust may, at its option, subordinate its interest in such hypothec, charge or deed of trust to the interest of the Tenant in this Lease and the Leased Premises.

13.02	Certificates

The Tenant shall, within not more than ten (10) days’ written request therefor, execute and return to the Landlord as required by the Landlord from time to time and without cost to the Landlord, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified, stating the modifications and that the Lease is in full force and effect as modified), the amount of the annual Basic Rent then being paid hereunder, the dates to which the same, by instalment or otherwise, and other charges hereunder have been paid, the amount of any prepaid Rent, whether or not there is any existing default on the part of the Landlord of which the Tenant has notice, and any other information reasonably required.

13.03	Co-Ownership

The Tenant recognizes that the Leased Premises and the Property are subject to the Co-Ownership Agreement. The Tenant agrees not to take or permit any action from anyone under its charge or responsibility that would contravene with Landlord’s obligations under said Co-Ownership Agreement. Without limiting the generality of the foregoing, the Tenant undertakes to respect said Co-Ownership Agreement and any other rules and regulations of the Property as may be implemented from time to time.

Furthermore, the Tenant acknowledges that for the purposes hereof, any covenants, obligations or undertaking pertaining or attributed to the Landlord hereunder shall at all times be subject and subordinated to the provisions of the Co-Ownership Agreement and any related documents.

ARTICLE 14 - ACCESS BY LANDLORD

14.01	Exhibiting Leased Premises

The Tenant shall permit the Landlord or its agents, during Normal Business Hours but upon forty-eight (48) hours advance notice, to exhibit the Leased Premises: (a) to prospective tenants during the last six (6) months of the Term; and (b) to prospective purchasers of the Property or any part thereof at any time during the Term.

14.02	Expansion, Alteration

The Landlord shall have the right to enter into the Leased Premises and to bring its workmen and materials thereon to inspect the Leased Premises and to make additions, alterations, improvements, installations and repairs to the Property, Leased Premises, the Lands, the Building, and/or the Common Areas and services thereof as such may exist from time to time. The Landlord may cause such reasonable obstructions and interference with the use and enjoyment of the Property, the Building and the Leased Premises as may be necessary for the purposes aforesaid and may interrupt or suspend the supply of electricity, water or other utilities or services when necessary and until the additions, alterations, improvements, installations or repairs have been completed, and there shall be no abatement in Rent nor shall the Landlord be liable by reason thereof, provided all such work is done as expeditiously as reasonably possible. The Landlord shall have the right to use, install, maintain and repair pipes, wires, ducts, shafts or other installations in, under or through the Leased Premises for or in connection with the supply of any services to the Leased Premises or any other premises in the Building.

ARTICLE 15 - MISCELLANEOUS

15.01	Notice

(a)

Any notice, request, statement or other writing pursuant to this Lease shall be deemed to have been given if personally delivered, mailed by registered mail, postage prepaid or sent by facsimile as follows:

In the case of the Landlord, to:

CANDEREL MANAGEMENT INC.

2000 Peel Street, Suite 900,

Montréal, Québec H3A 2W5

Attention:

Fax No.:

With a copy to:

CIG III TECHNOPARC NOMINEE INC.

199 Bay Street, Suite 4610

Toronto, Ontario, M5L 1G3

Attention:

Fax No.:

And in the case of the Tenant, to:

the Leased Premises;

With copy to:

PHARMASCIENCE INC.

6111 Royalmount Avenue

Suite 100

Montréal (Québec) H4P 2T4

Attention:

and such notice shall be deemed to have been received by the Landlord or the Tenant (as applicable) on the third business day after the date on which it shall have been so mailed (provided that in the event that there is an interruption of postal service, the aforesaid period shall be extended for a period equivalent to the period of such interruption), or if personally delivered or sent by facsimile, on the date of such personal delivery or facsimile transmission if received before 5:00 p.m. on such day, and if received after 5:00 p.m., on the next business day.

(b)

Notice shall also be sufficiently given if and when the same shall be delivered, in the case of notice to the Landlord, to an executive officer of the Landlord, and in the case of notice to the Tenant, to him personally or to an officer or manager of the Tenant if the Tenant is a corporation. Such notice, if delivered, shall be conclusively deemed to have been given and received at the time of such delivery. If in this Lease two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons.

Either the Landlord or the Tenant may from time to time, by notice to the other as aforesaid, designate another address in Canada to which notices issued more than ten (IO) days thereafter shall be addressed.

15.02	Registration

The Tenant is entitled to publish the rights conferred to it by the present Lease by notice contemplated by Article 2999.1 of the Civil Code of Québec only, and without mention of any of its financial terms. The Tenant undertakes to submit any publication notice to the Landlord for its prior approval. At the end of the Term, the Tenant undertakes to discharge the publication of the present Lease and any renewals, if any, at its cost, failing which the Landlord may do so, at the Tenant’s cost (plus a 10% administrative fee), the Landlord hereby being deemed the Tenant’s mandatary for such purpose, without any other formality, the whole at Tenant’s cost which the Tenant hereby agrees to reimburse to the Landlord upon demand.

15.03	Obligations as Covenants

Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

15.04	Severability

Any provision of this Lease that is determined to be illegal or unenforceable at law, shall be considered separate and severable from the remaining provisions which shall remain in force and be binding upon the Landlord and the Tenant.

15.05	Unavoidable Delays

Whenever and to the extent the Landlord is unable to fulfil or shall be delayed or restricted in the fulfilment of any obligation hereunder by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfil such obligation or by reason of any statute, law, regulation, by-law or order or by reason of any other cause beyond its reasonable control, whether of the same nature as the foregoing or not, the Landlord shall be relieved from the fulfilment of such obligation for so long as such cause continues. Notwithstanding anything herein contained, the provisions of this Section shall not operate to excuse the Tenant from the prompt payment of Basic Rent or Additional Rent, nor entitle the Tenant to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

15.06	Evidence of Payments

The Tenant shall produce to the Landlord upon request, satisfactory evidence of due payment by the Tenant of all payments required to be made by the Tenant under this Lease.

15.07	Overholding

If the Tenant shall continue to occupy all or part of the Leased Premises after the expiration of the Term with the consent of the Landlord, and without any further written agreement, the Tenant shall be a monthly tenant at one hundred and fifty percent (150%) of the monthly Basic Rent payable during the last year of this Lease and otherwise on the terms and conditions herein set out except as to length of tenancy.

15.08	Security/Movable Hypothec

The Tenant shall furnish the Leased Premises with and maintain therein a sufficient quantity of furniture, fixtures, equipment and other effects as would a similar tenant in operation in the Leased Premises.

[Intentionally Deleted]

15.09	Goods and Services Tax and Québec Sales Tax

Any amount which is, by the terms of the Lease payable by the Tenant to the Landlord and which is subject to Goods and Services Tax (“GST”) pursuant to the Excise Tax Act (Canada) and to Québec Sales Tax (“QST”) pursuant to the Québec Sales Tax Act (R.S.Q. ch. T-01, as amended) shall be deemed to be exclusive of GST and QST with the intent that GST and QST shall be calculated thereon and paid by the Tenant to the Landlord at the time such amount is payable pursuant to the terms of the Lease.

15.10	Time of Essence

Time shall be of the essence of this Lease and every part thereof.

15.11	Governing Law

This Lease shall be governed by and construed in accordance with the laws of the Province [Intentionally Deleted] of Québec. Any dispute, disagreement, controversy or claim arising out of or relating to this Lease, shall be exclusively submitted to the courts of the Province of Québec, Canada.

15.12	Captions/Headings

The captions appearing in the margin of this Lease and in the headings to the Articles of this Lease have been inserted as a matter of convenience of reference only and do not in any way whatsoever define, limit or enlarge the scope or meaning of this Lease or any part thereof.

15.13	Solidarily Liability

If the Tenant shall be comprised of more than one (1) party, the liability of each such party under this Lease shall be solidary.

15.14	Tenant Partnership

If the Tenant shall be a partnership, each person who shall be a member of such partnership or successor thereof shall be and continue to be solidarily liable for the performance and observance of all covenants, obligations and agreements of the Tenant under this Lease even if such person ceases to be a member of such partnership or successor thereof.

15.15	Environmental Covenants

A. [Intentionally Deleted] As used herein, the following expressions shall have the following meanings:

(i) “Environmental Laws” means all federal, provincial and municipal laws, regulations, by-laws, standards, requirements, ordinances, codes, policies, guidelines, orders, notices, permits and directives pertaining to the protection, conservation, utilization, impairment or degradation of the environment in effect from time to time;

(ii) “Governmental Authority” means any federal, provincial or municipal parliament, legislature, or any regulatory agency, ministry, department, commission or board, or any court or any other law, regulation or rule-making entity, having or purporting to have jurisdiction, or any person purporting to act under the authority of any of the foregoing or any other authority charged with the administration or enforcement of Environmental Laws;

(iii) “Hazardous Substance” means any contaminant, pollutant, substance or material whose release, use, storage, or handling is regulated or prohibited by any Governmental Authority under any Environmental Laws, including, without limiting the generality of the foregoing, any contaminant, pollutant, Noxious Substances, deleterious substance, inflammable liquid, chemical, explosive material or material which may impair, any petroleum or other hydrocarbon and any derivative or by-product thereof, any dangerous goods or potentially dangerous substance or goods, asbestos, any gaseous, solid or liquid waste, any special waste, toxic or hazardous substance or chemical, any hazardous waste, material or substance, any radioactive material, urea formaldehyde, foam insulation, asbestos, PCBs, and any other hazardous, toxic substances or materials, contaminants or pollutants, whether in fact or as defined in or pursuant to any Environmental Laws;

(iv) “Noxious Substances” means any substance or material that is defined prohibited, controlled or regulated pursuant to Environmental [Intentionally Deleted] Laws including toxic or dangerous or hazardous waste, substance or material, asbestos, polychlorinated biphenals, special nuclear or by-product material, heavy metals, radioactive materials, substances declared to be hazardous or toxic or dangerous under any law or regulation now or hereafter enacted or promulgated by any governmental authority having jurisdiction, pollutant, contaminant or petroleum and any material which, because of its properties, presents a real or potential hazard to the environment or the health of users of the Building or of the Leased Premises.

B. The Tenant shall, at its own cost, comply with all Environmental Laws, including without limitation, all laws, regulations and government orders or directions relating to the use, generation, manufacture, production, processing, storage, transportation, handling, release, disposal, removal or cleanup of Hazardous Substances and the protection of the environment [Intentionally Deleted] on, under or about the Project, Property, and the Leased Premises. The Tenant shall not use or cause or permit to occur the generation, manufacture, production, processing, storage, handling, release, presence, introduction or disposal (each such action referred to as “handling”) of any Hazardous Substance on, under or about the Project, Property, or the Leased Premises or the transportation to or from the Project, Property, or the Leased Premises of any Hazardous Substance except as specifically disclosed to the Landlord and permitted under this Lease. Upon the request of the Landlord during the Term, the Tenant shall provide to the Landlord an independent audit report, in form and substance and from qualified experts approved by the Landlord acting reasonably, regarding Hazardous Substances on, under or about: (i) the Project or Property (if handled by the Tenant, its employees, agents or anyone for whom the Tenant is in law responsible); or (ii) the Leased Premises during the Term.

If the Tenant shall bring or create upon the Project or Property, including the Leased Premises, any Hazardous Substances, then such Hazardous Substances shall be and remain the sole property of the Tenant. Upon demand by any governmental authority or the Landlord that removal or a cleanup be undertaken because of the presence, introduction, deposit, emission, leak, spill, discharge of Hazardous Substances at the Leased Premises during the Term, the Tenant shall promptly at its own expense, take all remedial action necessary to carry out a full and complete removal, cleanup and remediation in accordance with the law and any governmental order, directive or requirement. No action by the Landlord and no attempt by the Landlord to mitigate damages under any law shall constitute a waiver or release of the Tenant’s obligations hereunder.

In addition to and without restricting any other obligations or covenants herein, the Tenant covenants that it will (i) comply in all respects with all Environmental Laws relating to the Project, Property, the Leased Premises or the use of the Project, Property, and the Leased Premises; (ii) promptly notify the Landlord in writing of any notice by any governmental authority alleging a possible violation of or with respect to any other matter involving any Environmental Laws relating to operations in the Leased Premises or relating to any person for whom it is in law responsible or any notice from any other party concerning any release or alleged release of any Hazardous Substance; and (iii) permit the Landlord, its officers, employees, consultants, authorized representatives and agents, each acting reasonably, to: (A) enter and inspect the Leased Premises and the operations conducted therein; (B) conduct tests and environmental assessments or appraisals; (C) remove samples from the Leased Premises; (D) examine and make copies of any documents or records relating to the Leased Premises and interview the Tenant’s employees as necessary. Notwithstanding the foregoing, the Landlord agrees to use reasonable efforts to minimize any disruption of the Tenant’s business operations at the Leased Premises in the exercise of its rights hereunder. The Tenant shall promptly notify the Landlord of the existence of any Hazardous Substance in, on or under the Leased Premises.

The Tenant shall indemnify and hold the Landlord harmless at all times from and against any and all losses, damages, penalties, fines, costs, fees and expenses (including legal fees on a full indemnity basis and consultants’ fees and expenses) resulting from any breach of or non-compliance with the foregoing environmental covenants of the Tenant and any legal or administrative action commenced by, or claim made or notice from, any third party, including, without limitation, any governmental authority, to or against the Landlord and pursuant to or under any Environmental Laws or concerning a release or alleged release of any Hazardous Substance at the Project including the Leased Premises into the environment and related to or as a result of the operations of the Tenant or those acting under its authority or control at the Leased Premises including, without limitation, any seepage, spillage, discharge and misuse of any cleaner, solvent, chemical, pollutant, contaminant or hazardous product and waste, and any and all costs associated with air quality issues, if any.

C. Upon the expiration or early termination of the Term or any renewal thereof, the Tenant at its sole expense shall remove and dispose of all Hazardous Substances and all its storage tanks and other containers therefor in accordance with all Environmental Laws and regulations to the extent required by the Landlord, and to the extent that such removal and disposal involves any excavation work at the Leased Premises, the Building, the Lands or the Property, the Tenant shall restore the Leased Premises, the Building, the Lands or the Property, as the case may be, to the same grade level as immediately prior to excavation, using only clean uncontaminated soil or other material satisfactory to the Landlord.

D. The Tenant undertakes to remit to the Landlord, the environmental questionnaire attached hereto as Schedule “H”, duly completed, prior to occupying the Leased Premises and thereafter and throughout the Term or any renewal thereof, such environmental questionnaire will be updated as may be requested from time to time by the Landlord.

E. As part of Tenant’s insurance, the Tenant shall be required to provide insurance coverage with regard to any potential environmental liabilities of the Tenant.

F. Tenant will not do or permit anything to be done in, upon or about the Leased Premises or the Building which will in any way conflict with Environmental Laws whether by Tenant or those acting under its authority or control and Tenant will obtain any required permits relating to the Leased Premises or their use. Tenant shall permit Landlord, its officers, employees, consultants, authorized representatives and agent to:

(a)	inspect the Leased Premises and Tenant’s operations;

(b)	conduct tests and environmental assessments;

(c)	remove samples from the Premises;

(d)	examine and photocopy any documents or records relating to the Leased Premises, and

(e)	interview Tenant and its employees, agents, contractors and those for whom it is responsible;

all at such reasonable times and intervals as Landlord may desire and with minimal interference with the business operations of the Tenant at the Leased Premises.

The Tenant’s obligations and liabilities hereunder shall survive the expiration of this Lease.

15.16	Servitudes

The Tenant acknowledges that the Property is subject to such servitudes and other permitted encumbrances which are currently registered on title and which the Tenant agrees to comply with at all times. The Tenant agrees to also comply with:

(i) such further servitudes and permitted encumbrances which may be granted by the Landlord from time to time; and

(ii) servitudes regarding utilities, as may be required from time to time.

15.17	Entire Agreement

The Tenant acknowledges that there have been no representations made by the Landlord which are not set out in the Lease. The Tenant further acknowledges that the Lease constitutes the entire agreement between the Landlord and Tenant and may not be modified except as herein explicitly provided or by subsequent agreement in writing duly signed by the Landlord and the Tenant.

15.18	Effect of Lease

This Lease and everything herein contained shall extend to and bind and may be taken advantage of by the respective heirs, executors, administrators, successors and assigns, as the case may be, of each of the parties hereto, subject to the granting of consent by the Landlord as provided herein to any Transfer, and where there is more than one tenant or there is a female party or a corporation, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several. Any release, indemnity or covenant for the benefit of the Landlord shall apply equally, to the extent the context allows, to all agents, directors, officers, employees, property managers and hypothecary creditors of the Landlord.

15.19	Brokerage Commission

As part of the consideration for the granting of this Lease, the Tenant represents and warrants that no broker, agent or other intermediary introduced the parties or negotiated or was instrumental in negotiating or consummating this Lease, other than the GROUPE IMMOBILIER DE MONTRÉAL INC. represented by Mr. Martin Vallee, whose commission shall be paid by the Landlord in accordance with Landlord’s agreement with such broker, and Tenant shall indemnify and hold Landlord harmless from claims by any other broker or agent.

15.20	Schedules

The Schedules attached to this Lease form an integral part of this Lease.

15.21	English Language

The parties declare that they have requested the present agreement (constituting this Lease) and all writings relating thereto to be drawn up in the English language. Les parties déclarent qu’el/es ont demande que la présente convention et toutes correspondences s’y relatant soient rédigées en anglais.

IN WITNESS WHEREOF the parties hereto have executed this Lease.

LANDLORD:	CIG III TECHNOPARC NOMINEE INC.

	Per:	/s/ S. Barbieri
Authorized Signing Officer Name: S. Barbieri Title: ASO

Per:
Authorized Signing Officer Name: Title:

I/We have authority to bind the Corporation

TENANT:	PHARMASCIENCE INC.

	Per:	/s/ Ivan Djvnjak
Authorized Signing Officer Name: Ivan Djvnjak Title: Sr. Director Operations & Investments

	Per:	/s/ Glenn R. Lucas
Authorized Signing Officer Name: Glenn R. Lucas Title: Chief Financial officer

I/We have authority to bind the Corporation

SCHEDULE “A”

FLOOR PLAN OF LEASED PREMISES

SCHEDULE “B”

DESCRIPTION OF LANDS

That certain emplacement located in the City of Montréal (Saint-Laurent borough), Province of Québec, known and designated as lot number 1165 621 of the Cadastre du Québec, Registration Division of Montréal, such emplacement being a private portion of the divided co-ownership established pursuant to the Co-Ownership Agreement

SCHEDULE “C”

DEFINITIONS

For the purpose of this Lease:

(a)	“Additional Rent” means all amounts payable by the Tenant under the provisions of this Lease, whether payable to the Landlord or otherwise, other than Basic Rent.

(b)	“Basic Rent” means those amounts set out as Basic Rent in Section 2.02 of this Lease.

(c)

“Building” means the building bearing civic address 7210 Frederick-Banting in the City of Montréal (Borough of Saint-Laurent), Province of Québec, erected on the Lands in which the Leased Premises are located.

(d)

“Capital Tax” means the taxes or excises, imposed by any and all taxing authorities having jurisdiction, upon the Landlord and/or the owners of the Building based upon or computed by reference to the capital employed or invested by the Landlord and/or the owners of the Building in the Lands, the Building and improvements thereto.

(e)

“Common Areas” means all areas, facilities, fixtures, improvements and equipment of the Property of any nature whatsoever, servicing or benefiting the Lands and /or Building whether or not located upon or within the Lands or the Building and whether alone or in common with properties other than the Lands and the Building, including without limitation, the Common Lot. Landlord shall have the right to designate, amend and redesignate the Common Areas from time to time.,

(f)	“Common Lot” means the common portion created pursuant to the Co-Ownership Agreement currently designated as lot number I 165 610 of the Cadastre du Québec, Registration Division of Montréal.

(g)

“Co-Ownership Agreement” means the co-ownership agreement published at the Registry Office for the Registration Division of Montréal under number 4955809 and all modifications and/or amendments following publication of said Co-Ownership Agreement.

(h)	“HVAC System” has the meaning attributed to it under Section 5.04 of this Lease.

(i)	“Landlord’s Architect” means a qualified architect, engineer or land surveyor from time to time chosen by the Landlord.

(j)	“Lands” means the parcel of land described in Schedule “B” hereto as it may be added to or subtracted from and the boundaries thereof as varied from time to time.

(k)	“Lease” means this Lease and any schedules attached hereto and any amendments from time to time made to this Lease in accordance with the provisions herein set out.

(l)

“Leased Premises” means that certain space located in the Building comprising approximately 9,394 square feet of rentable area as shown outlined in red on the plan annexed hereto as Schedule “A”, subject to the area measurement in accordance with the provisions of Section 2.03 of the Lease.

(m)

“Leasehold Improvements” means all fixtures (save for trade fixtures) installations, additions, improvements and alterations made, erected or installed in or on the Leased Premises by or on behalf of the Tenant.

(n)	“Movable Hypothec Amount”: N/A

(o)	“Normal Business Hours” means 8:00 a.m. to 6:00 p.m. Monday through Friday (but excluding Saturdays, Sundays and holidays), as such hours may be varied by the Landlord from time to time.

(p)	“Occupancy Date” has the meaning ascribed to it under paragraph 2.0 of Schedule “F” of this Lease.

(q)

“Operating Costs” means the aggregate of all costs, expenses or amounts incurred, whether by the Landlord or others on behalf of the Landlord in connection with the complete maintenance, operation, insuring, management, replacement and repair of the Property and all components thereof and all other buildings and improvements of the Landlord thereon or therein including, without limitation, such costs where incurred by the Landlord in order to comply with all statutes, by-laws, laws, regulations, ordinances and orders from time to time or at any time in force during the Term, as well as the any portion of the costs, expenses or amounts incurred for the complete maintenance, operation, insuring, management, replacement and repair of the Common Lot as may be reasonably be allocated by the Landlord. Without limiting the generality of the foregoing and without duplication, Operating Costs will include: repairs and replacements to the structure and roof of the Building, the costs of any heating, ventilating and air-conditioning or other equipment and fuel, energy and other costs of providing heat, ventilating and air-conditioning; all expenditures made by the Landlord in an effort to promote energy conservation as set out in Section 8.08 of this Lease; the cost of operating and maintaining elevators; the cost of providing hot and cold water; depreciation (in accordance with generally accepted accounting principles from time to time) of all capital and maintenance equipment which by its nature requires periodic replacement including, but not limited to all heating, ventilating and air-conditioning equipment together with interest at a rate equal to the average prime rate of interest from time to time charged to the Landlord by the chartered bank of the Landlord on the undepreciated capital cost of all such items being depreciated (provided that, when any such item is replaced or substantially repaired, only the undepreciated amount of the excess cost incurred may be included as part of the costs hereunder or the Landlord may establish a new depreciation rate over the useful life of such item); the cost of utilities including but not limited to lighting not otherwise charged to tenants; the cost of snow, ice and refuse clearance and removal, landscape maintenance; window cleaning; Capital Tax; the cost of all insurance including but not limited to “all risks” property insurance (including but not limited to flood and earthquake), boiler and machinery, liability and other casualties and loss of rental income insurance, the amount of the deductible portion of any insurance policy in the event of any claim thereunder and the cost of independent adjusters and consultants retained by the Landlord with respect to such insurance; accounting costs incurred in connection with preparation of statements and opinions for tenants; the cost of providing security services; the cost of consultants retained with the intent of saving or reducing costs; the cost of any contest or appeal of realty taxes; the cost of all rental equipment and building supplies used by the Landlord for all such operations and maintenance or any other purpose; the cost of operating the management office on the Property (as applicable); amounts paid on service contracts; the amount of all salaries, wages and benefits paid to or on behalf of persons engaged in cleaning, supervision, maintenance, operation, management and repair; any business taxes which may be imposed on the Landlord by reason of its operation of the Property or parts thereof; and a management fee equal to fifteen percent (I 5%) of the aggregate of the Operating Costs (such management fee shall not be deemed to be a duplication and is included in the estimated cost mentioned in Section 4.02, paragraph 3).

In computing Operating Costs there shall be credited as a deduction the amounts of proceeds of insurance actually recovered by the Landlord in respect of the cost of repairs of such damage included in Operating Costs.

Operating Costs shall not include interest on Landlord’s debt or capital retirement of debt or amounts directly chargeable to capital account, save as otherwise herein provided for.

Any report of the Landlord’s auditor or other public accountant appointed by the Landlord for the purpose shall be conclusive as to the amount of Operating Costs for any period to which such report relates.

If less than 100% of the Building is occupied by tenants, then those components of Operating Costs which vary according to the degree of occupancy of the Building shall be deemed to be increased to an amount as estimated by the Landlord, acting reasonably, which would have been incurred had 100% of the Building been occupied by tenants throughout the entire period for which Operating Costs are being calculated.

Any operating cost expenditure may be expensed in the year incurred, save and except that only an amortized portion of the cost of major capital repairs and replacements (plus interest at the rate equal to the prime rate of the Landlord’s bank plus 2% per annum thereon) shall be included in Operating Costs in any single year, such costs to be in accordance with industry standards as determined by the Landlord and to be amortized over the Landlord’s reasonable estimate of the economic life thereof.

(r)	“Project” means the immoveable property held in divided co-ownership pursuant to the Co-Ownership Agreement, the whole as may be modified from time to time.

(s)

“Property” means (i) the Lands, (ii) all buildings and improvements thereon including the Building, and (iii) the Common Areas (excluding the Common Lot), the whole as may be modified from time to time.

(t)

“Proportionate Share” means that fraction having as its numerator the Rentable Area of the Leased Premises and having as its denominator the Rentable Area of the Property, provided that the Landlord shall be entitled, acting reasonably and equitably, to change adjust such fraction in the event the Landlord determines the Tenant is receiving a greater or lesser benefit than any other tenant(s) or occupant(s) of any service or area.

(u)	“Rent” means Basic Rent and Additional Rent.

(v)

“Rentable Area of the Property “ means the area of all premises in the buildings on the Property which premises are intended to be leased by the Landlord from time to time measured in accordance in accordance with BOMA 1996 standards of measurement for office buildings or with an industry standard system of measurement for similar use buildings at the time of such measurement, as determined by the Landlord, acting reasonably.

(w)	“Rentable Area of the Leased Premises” means the rentable area of the Leased Premises determined in accordance with BOMA 1996 standards of measurement for office buildings.

(x)	“Rules and Regulations” means those rules and regulations attached to this Lease and any additional rules and regulations made from time to time in accordance with Section 8.02 of this Lease.

(y)

“Taxes” means all taxes, rates, duties, levies and assessments whatsoever (imposed by any and all taxing authorities having jurisdiction) levied, charged or assessed upon the Property and upon any part or parts thereof and all improvements now or hereafter erected or placed thereon, or charged against the Landlord on account thereof, including but not limited to local improvement charges (but excluding profit and excess profit taxes and taxes assessed upon the income of the Landlord). In addition to the foregoing, Taxes shall include any and all taxes, charges, levies or assessments which may in the future be levied, charged or assessed in lieu thereof or in addition thereto. Taxes shall also include all costs and expenses incurred by the Landlord in obtaining or attempting to obtain a reduction or prevent an increase in the amount thereof and the cost of all consultants, solicitors and accountants retained by the Landlord with respect thereto. Taxes shall also include the Property’s share of Taxes on the Common Lot as allocated by the Landlord, acting reasonably.

(z)	“Term” means that period of time set out in Section 1.03 of this Lease (and any and all extensions or renewals thereof, as may be applicable).

(aa)	“Transfer” has the meaning ascribed thereto in paragraph (a) of Section 7.01 of this Lease.

(bb)	“Transferee” has the meaning ascribed thereto in paragraph (a) of Section 7.01 of this Lease.

(cc)	“Year” means each calendar year, the whole or part of which is included within the Term.

SCHEDULE “D”

LANDLORD’S WORK

The Tenant agrees to accept the Leased Premises in their current state and on an “as-is” basis, subject only to the Landlord’s Work below.

The Landlord shall, at its sole cost and expense, effect the following work in the Leased Premises (“Landlord’s Work”) in accordance with the Building standards:

(i)	remove the existing fire doors and seal the door shown approximately outlined in green on the plan attached as Schedule “D-1” hereto in accordance with the National Building Code;

(ii)

ensure that all demising wall(s) between the Leased Premises and any Common Areas as well as all demising wall(s) between the Leased Premises and any other space in the Building (vacant or leased) are built up to the ceiling slab and insulated throughout with sound insulating mineral wool;

(iii)	ensure that the HVAC Systems are in good working order;

In addition, the Landlord shall ensure that during the Term and any extension thereof, the Building, including without limitation, the emergency exits and the fire protections equipment, are in conformity with all laws then in force provided that such items are the Landlords responsibility under the Lease.

SCHEDULE “D-1”

[FLOOR PLAN]

SCHEDULE “E”

RULES AND REGULATIONS

These rules and regulations, in addition to any other rules and regulations established by the Landlord from time to time, shall from part of the Lease to which these rules and regulations are attached.

1.	All loading and unloading of goods shall be done only at such times, in the areas, and through the entrances, designated for such purposes by the Landlord.

2.

The delivery or shipping of merchandise, supplies and fixtures to and from the Leased Premises shall be subject to such controls as in the judgment of the Landlord are necessary for the proper operation of the Leased Premises, the Property and/or the Project.

3.	All garbage and refuse shall be kept in the kind of containers specified by the Landlord and shall not be burned in or about the Leased Premises.

4.

No radio, television, telegraphic or telephone or similar device and no water pipe, gas pipe or electric wire shall be installed or connected without obtaining in each instance the written consent of the Landlord. All such connections shall be installed in accordance with the Landlord’s direction and without such direction no boring or cutting for wires or pipes shall be permitted.

5.

The Tenant and its employees, suppliers and other persons not customers having business with the Tenant, shall park their cars only in those portions of the parking area designated for that purpose by the Landlord and shall not under any circumstances, park any vehicle overnight. Should the Tenant, its employees, suppliers and other persons not customers having business with the Tenant park vehicles in areas not allocated for that purpose, the Landlord shall have the right to remove the said trespassing vehicles and the Tenant shall save harmless the Landlord from any and all damages therefrom and the Tenant shall pay the costs of such removal.

6.

The plumbing facilities shall not be used for any other purpose than that for which they are intended, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by the Tenant.

7.	The Tenant shall use at the cost of the Tenant such pest extermination contractor as the Landlord may direct and at such intervals as the Landlord may require.

8.	The Tenant, its employees or agents, shall not mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, wood, stone or iron without the written consent of the Landlord.

9.	Except as permitted in the lease to which these rules and regulations are annexed, the Tenant shall not permit any cooking in the Leased Premises without the written consent of the Landlord.

10.

No mall, sidewalk, entry, passageway, elevator or staircase shall be obstructed or used by the Tenant, its officers, agents, servants, employees, contractors, customers, invitees or licensees for any purpose other than ingress to and egress from the Leased Premises.

11.

The Tenant, its officers, agents, servants, employees, contractors, customers, invitees or licensees shall not bring in or take out, position, construct, install or move any safe or other heavy equipment or furniture without first obtaining the consent in writing of the Landlord. In giving such consent, the Landlord shall have the right in its sole discretion, to prescribe the weight permitted and the position thereof, and the use and design of planks, skids or platforms to distribute the weight thereof. All damage done to the Property or Common Lot by moving or using any such safe, heavy equipment or furniture shall be repaired at the expense of the Tenant. The moving of all equipment and furniture shall occur only during those hours when consented to by the Landlord and the persons employed to move the same in and out of the Leased Premises shall be acceptable to the Landlord.

12.

All persons entering and leaving the building in which the Leased Premises are situated at any time other than during Normal Business Hours shall register in the books kept by the Landlord and the Landlord will have the right to prevent any person from entering or leaving such building unless provided with a key to the premises to which such person seeks entrance or a pass in a form to be approved by the Landlord. Any persons without such key or passes will be subject to the surveillance of the employees and agents of the Landlord. The Landlord shall be under no responsibility for failure to enforce this rule.

13.	The Tenant shall not place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord.

14.

No one shall use the Leased Premises for sleeping apartments or residential purposes, or for the storage of personal effects or articles other than those required for the purposes permitted by the lease to which these rules and regulations are annexed.

15.	If the Landlord has agreed to provide such service, the Tenant shall permit window cleaners to clean the windows of the Leased Premises from time to time and at reasonable times.

16.

Any hand trucks, carryalls or similar appliances used in any building on the Property or Common Lot shall be equipped with rubber tires, side guards and such other safeguards as the Landlord shall require.

17.	[Intentionally Deleted]

18.	The Tenant shall keep the Leased Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

19.	The Tenant shall not keep or display any merchandise on or otherwise obstruct the Common Areas adjacent to the Leased Premises.

20.	The Tenant shall not use or permit any part of the Leased Premises to be used in such a manner as to cause annoying noises or vibrations or offensive odours.

21.	[Intentionally Deleted]

22.	The Tenant undertakes to respect the Co-Ownership Agreement and any other rules regulations implemented thereunder affecting the Property Initials Landlord

SCHEDULE “F”

SPECIAL PROVISIONS

1.0	ALLOWANCE AND IMPROVEMENTS

In order to assist Tenant in defraying the Tenant’s cost of the initial Leasehold Improvements to be effected to the Leased Premises (the “Improvements”), the Landlord agrees to contribute a leasehold improvement allowance in the maximum amount of Twenty-Two Dollars ($22.00) per square foot of Rentable Area of the Leased Premises, plus G.S.T. and Q.S.T. (the “Allowance”) (namely an amount of $206,668.00 subject to measurement of Leased Premises in accordance with the provisions of Article 2.03 of the Lease). The Landlord’s administration fee, equal to ten percent (10%) of the total cost of the Improvements, shall be deducted from the Allowance.

Provided that the Lease is signed no later than May 31st, 2014, that Tenant has furnished to Landlord the Security Deposit, and that the necessary tender plans and specifications for the Improvements (“Plans”) have been approved by both Landlord and Tenant no later than May 31st, 2014, the Landlord shall, for and on behalf of the Tenant and at the Tenant’s cost, subject only to the payment by the Landlord of the Allowance, effect the Improvements according to the Plans and in accordance with the building standards for the Building.

Subject to (i) Tenant delivering the Plans within the prescribed delays indicated above, (ii) to Tenant not having delayed Landlord in the completion of the Landlord’s Work; and (iii) to any delays due to force majeure and other delays beyond Landlord’s reasonable control, the Landlord undertakes to have the Improvements substantially completed by the Commencement Date, failing which the Commencement Date shall be postponed by the same number of days as the delay in the substantial completion of Landlord’s Work, as full and final compensation of any and all claims in respect of such delay.

In the event the cost of the Improvements exceeds the amount of the Allowance, Tenant shall pay the excess directly to Landlord on demand. If the cost of the Improvements is less than the amount of the Allowance, the unused portion of the Allowance, if any, will be granted to Tenant as a rental credit against the Tenant’s Basic Rent until such amount has been fully applied. It is understood and agreed that the Landlord may deduct, from the Allowance, any amount due by Tenant to Landlord pursuant to the terms of the Lease.

2.0	PRE-OCCUPANCY

Notwithstanding any provision to the contrary in this Lease and provided that Tenant is not in default of its obligations under the terms of the Lease and further provided that Landlord’s Work and the Improvements are substantially completed, Tenant shall have the right to take possession of and occupy the Leased Premises as of the date the Landlord’s Work and the Improvements are substantially completed (the “Occupancy Date”). The Tenant shall be bound by all the terms and conditions of the Lease during any occupancy of the Leased Premises prior to the Commencement Date, except that no Basic Rent, nor Tenant’s Proportionate Share of Operating Costs or Taxes or any charges for electricity shall be payable during such period. However, as of the Occupancy Date, the Tenant shall be responsible for the payment for all other charges, outlays and expenses payable by the Tenant pursuant to the terms of the Lease, the whole in accordance with the provisions of the Lease.

3.0	RENTAL CREDIT

Provided the Tenant has furnished Landlord with the Security Deposit and provided Tenant is not in default of its obligations under the terms of the Lease at the relevant time, Landlord shall grant to Tenant a rental credit in a maximum amount of Two Hundred Thirty-One Thousand Three Hundred Eighty-Two Dollars and Fifty-Nine Cents ($231,382.59) plus G.S.T. and P.S.T. (the “Rental Credit”), which Rental Credit shall be granted in ten (10) equal instalments of Twenty-Three Thousand One Hundred Thirty-Eight Dollars and Twenty-Six Cents ($23,138.26), each instalment to be applied against the Tenant’s Basic Rent and Tenant’s Proportionate Share of Operating Costs and Taxes payable for the months of October 2014, November 2014, December 2014, January 2015, October 2015, November 2015, December 2015, January 2016, February 2016 and October 2016, until such Rental Credit is fully used up. Any amount of monthly rental which is not fully compensated by the Rental Credit remains payable by the Tenant in accordance with the provisions of the Lease.

4.0	RIGHT TO EXPAND

As of the Commencement Date, provided the Tenant physically occupies and actively carries on business in the entire Leased Premises and provided Tenant is not then in default of its obligations under the Lease, the Tenant shall have the right to expand the Leased Premises (the “Right to Expand”) and lease any vacant and available space in the Building at the time Tenant exercises its Right to Expand (the “Expansion Space”), the whole under the same terms and conditions as exist under the Lease, subject to the following terms and conditions:

(i)

the Tenant is required to send a written notice (the “Expansion Notice”) to Landlord exercising its Right to Expand into the Expansion Space indicating the occupation date and the space in question (the “Expansion Occupation Date”), which Expansion Notice shall be sent to Landlord no later than sixty (60) days but not earlier than ninety (90) days prior to Expansion Occupation Date indicated in the Expansion Notice, and which Expansion Occupation Date shall in no event be later than June 1, 2019;

(ii)

the Basic Rent payable for the Expansion Space shall be same as the current Basic Rent then payable by Tenant for the Leased Premises subject to any increases thereof as are contemplated in the Lease; the Tenant shall be entitled to a rental credit and leasehold improvements allowance (as provided in Paragraphs 1.0 and 3.0 of this Schedule “F”) which shall however be calculated on a pro rata basis over the remaining Term of the Lease for the Expansion Space, proportional to the rentable area of the Expansion Space;

(iii)	the term for the Expansion Space shall be co-terminous with the Term for the Leased Premises;

(iv)	the Tenant shall have the right to use the existing equipment then in the Expansion Space, if any, on the same terms and conditions applicable to the equipment; and

(v)	the Tenant shall accept the Expansion Space “as is, where is” without any work to be performed by Landlord.

In the event Tenant does not exercise its Right to Expand by prior written notice to the Landlord within the prescribed delay and in the manner indicated above, the Right to Expand shall lapse and be null and void and of no further effect.

The Right to Expand is (i) conditional upon Tenant being in good standing under the Lease at the relevant time; (ii) is subject to any pre-existing rights of third parties to lease the space in question; (iii) does not apply where Landlord renews or extends any existing or future lease of the space in question; (iv) ceases to apply if the Tenant assigns the Lease or sublets the Leased Premises in whole or in part or ceases to occupy the Leased Premises; (v) is not assignable or transferable in any way; and (vi) does not apply where the space in question is subject to a sublease or assignment of lease, or where Landlord is relocating a tenant into such space.

5.0	RIGHT OF FIRSTREFUSAL

As of the Commencement Date, provided Tenant physically occupies and actively carries on business from the Leased Premises and provided Tenant is not then in default of its obligations under the Lease, the Tenant will have a right of first refusal (the “Right of First Refusal”) to lease the space located on the second (2nd) floor of Building as well as the space located on the ground floor and the second floor of the Adjacent Building (defined below) (the “RFR Space”) if such spaces are the object of a bona fide third party offer to lease which Landlord wishes to accept. The Tenant will have seven (7) days following receipt of Landlord’s notice outlining the essential terms and conditions of the third-party offer which Landlord is prepared to accept, to advise Landlord in writing whether it wishes to exercise its Right of First Refusal to lease the RFR Space in question. Should the Tenant exercise its Right of First Refusal, Tenant shall lease all of the RFR Space described in the Landlord’s notice on the same terms and conditions as the third-party offer. In the event Tenant does not notify Landlord of its acceptance by written notice prior to the delay indicated above, Tenant shall irrevocably be deemed to have waived its right of first refusal and Landlord shall be free to lease the RFR Space to a third party.

The Right of First Refusal (i) is conditional upon Tenant being in good standing under its Lease at the relevant time; (ii) is subject to any pre-existing rights of third parties to lease the space in question; (iii) does not apply where Landlord renews or extends any existing or future lease of the space in question; (iv) ceases to apply if the Tenant assigns the Lease or sublets the Leased Premises in whole or in part or ceases to occupy the Leased Premises; (v) is not assignable or transferable in any way; and (vi) does not apply where the space in question is subject to a sublease or assignment of lease, or where Landlord is relocating a tenant into such space.

In the event the Landlord is no longer the rightful owner of the adjacent building bearing civic number 7220 Frederick-Banting, City of Montréal, Province of Québec (the “Adjacent Building”), the Tenant’s Right of First Refusal for any space located in the Adjacent Building shall cease and no longer apply.

6.0	OPTION TO EXTEND

Provided that the Tenant is not in default pursuant to the terms of the Lease at the relevant time and provided that Tenant has not effected any assignment of this Lease or sublet any part of the Leased Premises, the Tenant shall have the option to extend the Term of the Lease (the “Option to Extend”) for an additional term of five (5) years (the “Extension Term”), to be exercised by prior written notice to the Landlord given no later than twelve (12) months but no earlier than eighteen (18) months prior to the expiry date of the Lease, whereupon the Lease shall be extended for such additional period on the same terms and conditions, except that:

(i)	there shall be no further option to extend or right to renew the Lease;

(ii)	there shall be no pre-occupancy periods, free rent period, rental credit, allowances or leasehold improvements to be effected by Landlord or other inducements whatsoever;

(iii)	the Tenant shall accept the Leased Premises “as is, where is” without any work to be performed by Landlord; and

(iv)

the annual rate of Basic Rent during the Extension Term shall be at the then current market rental, for similar space as the Leased Premises in similar buildings in the vicinity of the Building but shall not be less than the Basic Rent payable by the Tenant during the last year of the initial Term of the Lease.

In the event Tenant does not exercise its Option to Extend by prior written notice to the Landlord within the prescribed delay indicated above, the Option to Extend will be null and void and of no further effect.

The rights granted under this Option to Extend are personal to PHARMASCIENCE INC. and shall subsist and apply so long as PHARMASCIENCE INC. is occupying and operating the entire Leased Premises and has not assigned the Lease or sublet the Leased Premises. These rights may not be transferred or assigned by the Tenant.

In the event that the parties fail for any reason to agree in writing on the Basic Rent to be applied during the Extension Term at least three (3) months prior to its commencement, Landlord and Tenant will, within fifteen (15) days thereafter, exchange final sealed written offers, each quoting the annual Basic Rent which the party who makes the offer considers to be applicable for the Extension Term. If a party fails to submit its offer within such delay, the offer submitted by the other party will prevail for all intents and purposes in order to determine the Basic Rent to apply during such Extension Term. If the Tenant’s offer exceeds Landlord’s offer, then the offer submitted by Tenant will prevail for all intents and purposes in order to determine the Basic Rent to apply during such Extension Term. If Landlord’s offer does not exceed Tenant’s offer by more than ten percent (10%) then the Basic Rent in question will be the arithmetic average of Landlord’s and Tenant’s offered annual rental rates. If Landlord’s offer exceeds Tenant’s offer by more than ten percent (10%), Tenant will have the right, within ten (10) days after the expiration of such fifteen (15) day delay, to either advise Landlord in writing that it has elected to withdraw its offer and has accepted Landlord’s offer, to proceed with arbitration or to cancel its Option to Extend and vacate the Leased Premises at the expiry date of the Term, without any further right or recourse by one party against the other.

7.0	RIGHT OF FIRST OFFER ON THE BUILDING

Should the Landlord decide to sell the Building during the Term, the Tenant shall have a one (1) time right of first offer to buy the Building (“Right of First Offer”). The Landlord shall inform the Tenant of its intention to sell the Building (the “Notice to Sell”) and the Tenant shall have the right to submit to Landlord an offer to purchase. If the Tenant elects to submit an offer, the Landlord agrees that for the thirty (30) day period following issuance of the Landlord’s Notice to Sell, Landlord shall exclusively negotiate the sale of the Building with the Tenant, both parties acting in good faith. The Landlord shall have the right, at its sole discretion, to refuse Tenant’s offer if the terms and conditions of such offer are not acceptable to the Landlord. Should no binding agreement be signed by the parties within thirty (30) days of receipt by the Tenant of the Notice to Sell, the Landlord shall be deemed to have refused the Tenant’s offer and this Right of First Offer shall become null and void without further right of the Tenant and Landlord shall be free to enter into negotiations with a third party for the sale of the Building.

Notwithstanding any contrary provision of this Paragraph 7.0 of Schedule “F”, Tenant’s Right of First Offer will not apply to:

(i)	any sale or transfer of the Building to a partnership, corporation, limited liability company, trust or other legal entity in which Landlord has any material interest;

(ii)

any sale or transfer of the Building or any interest therein to any present or future partner of Landlord or any transfer between any parties constituting the Landlord entity, or any sale or transfer to a corporation controlled by any such partner or party, or an affiliate thereof, including, without limitation, the transfer, attribution or other devolution resulting from the dissolution of Landlord;

(iii)	any transfer without consideration;

(iv)	any sale/leaseback transaction; or

(v)	any sale/transfer effected exclusively for tax considerations or resulting from any corporate reorganization of the Landlord

(vi)	a portfolio sale which includes the Building and other real estate assets;

(vii)	any transfer to any mortgagee or hypothecary creditor or other secured lender.

This Right of First Offer to purchase the Building is absolutely conditional upon the fulfillment of the following conditions on an on-going and continuous basis up to the time that the rights to the Right of First Offer are created:

(a)	the Lease will be in full force and effect; and

(b)	Tenant will not have been and will not be at the relevant time, in default in the performance of its obligations under the Lease;

(c)	Tenant is itself bona fide occupying and carrying on business in and from the entire Leased Premises;

failing which the Right of First Offer to purchase will be deemed null and void and never to have existed and Landlord will have no obligation to Tenant under the provisions of this Paragraph 7.0 or of anything done in consequence or furtherance of such rights.

The Right of First Offer to purchase the Building may not be sold, transferred, assigned or otherwise alienated to or enure to the benefit of anyone other than Tenant mentioned on the first page of this Lease, under pain of absolute nullity.

8.0	RIGHT OF FIRST REFUSAL ON THE BUILDING

Should Landlord receive a bona fide offer to purchase the Property from a third party during the Term which offer Landlord wishes to accept, the Landlord shall provide the Tenant with a one (1) time right of first refusal with respect to the purchase of the Building (the “Building RFR”).

Landlord shall provide the Tenant with a written notice setting out the purchase price and all the relevant terms and conditions regarding the third-party offer (the “Landlord’s RFR Notice”) and Tenant shall have five (5) business days from receipt of Landlord’s RFR Notice to notify Landlord in writing whether Tenant wishes to accept the offer made by the third party and purchase the Building in place and stead of the third party.

If Tenant fails to notify Landlord of its acceptance by written notice to Landlord within the delays indicated above, Tenant shall irrevocably be deemed to have waived and refused the Landlord’s offer and Landlord shall be free to sell the Building to a third party without any recourse by Tenant and the Tenant shall have no further Building RFR or other right of first refusal on the Building whatsoever.

In the event Tenant notifies Landlord that it wishes to accept the third party offer in the manner and within the delay above provided, Tenant shall purchase the Building under the identical terms and conditions contained in Landlord’s RFR Notice.

Notwithstanding any contrary provision of this Paragraph 8.0 of Schedule “F”, this Building RFR will not apply to:

(i)	any sale or transfer of the Building to a partnership, corporation, limited liability company, trust or other legal entity in which Landlord has any material interest;

(ii)

any sale or transfer of the Building or any interest therein to any present or future partner of Landlord or any transfer between any parties constituting the Landlord entity, or any sale or transfer to a corporation controlled by any such partner or party, or an affiliate thereof, including, without limitation, the transfer, attribution or other devolution resulting from the dissolution of Landlord;

(iii)	any transfer without consideration;

(iv)	any sale/leaseback transaction; or Initials Landlord

(v)	any sale/transfer effected exclusively for tax considerations or resulting from any corporate reorganization of the Landlord

(vi)	a portfolio sale which includes the Building and other real estate assets owned by CIG III TECHNOPARC NOMINEE INC.;

(vii)	any transfer to any mortgagee or hypothecary creditor or other secured lender.

The rights to the Building RFR are absolutely conditional upon the fulfillment of the following conditions on an on-going and continuous basis up to the time that the rights to the Building RFR are created:

(a)	the Lease will be in full force and effect; and

(b)	Tenant will not have been and will not be at the relevant time, in default in the performance of its obligations under the Lease;

(c)	Tenant is itself bona fide occupying and carrying on business in and from the entire Leased Premises;

failing which the Building RFR will be deemed null and void and never to have existed and Landlord will have no obligation to Tenant under the provisions of this Paragraph 8.0 or of anything done in consequence or furtherance of such rights.

This Building RFR may not be sold, transferred, assigned or otherwise alienated to or enure to the benefit of anyone other than Tenant mentioned on the first page of this Lease, under pain of absolute nullity.

SCHEDULE “G”

AGREEMENT REGARDING LETTER OF_CREDIT AND OTHER SECURITY

Reference is made to the lease dated May 15, 2014 (“Lease”) between PHARMASCIENCE INC. (“Tenant”) and CIG III TECHNOPARC NOMINEE INC. (“Landlord”) for the Tenant’s premises (“Leased Premises”) located in the property located at 7210 Frederick Banting, City of Montréal (Borough of Saint-Laurent), Province of Québec.

THE TENANT AND THE LANDLORD, IN RELIANCE UPON THE REPRESENTATIONS AND WARRANTIES AND COVENANTS AND AGREEMENTS OF THE TENANT CONTAINED IN THIS AGREEMENT, COVENANT AND AGREE AS FOLLOWS:

1.

The Tenant covenants to provide to the Landlord, on an uninterrupted and continuing basis for the period commencing on the date of this agreement and expiring thirty (30) days following the fifth (5th) anniversary of the Commencement Date of the Lease, with an irrevocable letter of credit issued by a Schedule I Canadian chartered bank, expiring at the end of the period mentioned above, and in the form and of the substance set forth in Schedule G-1 hereto and initialed by the parties to this agreement for the purpose of identification, all of the terms and conditions of which Schedule “G-1” are incorporated in this agreement by reference as if recited out at length herein. The letter of credit will serve (a) to guarantee the due and prompt payment and performance of each and every obligation, liability, condition and agreement to which the Tenant is or may be bound by the terms of the Lease and each and every obligation, liability, condition and agreement to which the Tenant is or may be bound by this agreement (including all extensions, renewals and other prolongations thereof), or as a result thereof, as the Lease or this agreement may be amended from time to time, (including, without limitation, the prompt payment of all rentals and additional rentals which may become due pursuant to the Lease) and (b) to indemnify the Landlord, up to the same amount, for any and all damages, costs and losses (including, without limitation, loss of rentals and additional rentals) which may be suffered by the Landlord as a consequence of the termination, resiliation, disavowal, repudiation or disclaimer of the Lease or this agreement, or both, by whomsoever.

The letter of credit shall be in the amount of One Hundred and Thirty-Five Thousand Dollars ($135,000.00),

2.

In the event that the Tenant does not replace any letter of credit furnished to the Landlord as contemplated in this agreement at the latest thirty (30) days prior to its expiration date, the Landlord will be entitled to draw on such letter of credit, for the full amounts thereof, whether or not the Tenant is otherwise in default in the performance of its obligations under or in virtue of the Lease or this agreement, and to retain all amounts received by the Landlord from the issuing banks as a result of such draws (“Proceeds”) for the same purposes, with the necessary adaptations, as the letter of credit drawn upon, until such time as the letter of credit has been replaced with a new letter of credit affording the Landlord the full security to which it is entitled under this agreement. Upon such replacement, and provided that the Tenant is not otherwise in default in the performance of such obligations, any portion of the Proceeds still held by the Landlord will be returned to the Tenant.

3.

Neither the furnishing of such letter of credit nor the holding of any Proceeds as contemplated in this agreement will relieve the Tenant from the payment of rent, additional rent or any other charges for which the Tenant is liable under or in virtue of the Lease or in any way relieve the Tenant from the faithful and punctual performance of all covenants and conditions contained in or entered into in virtue of the Lease or in any way relieve the Tenant from the faithful and punctual performance of all covenants and conditions contained in or entered into in virtue of this agreement. If the Tenant is in default as aforesaid, it will be entirely in the Landlord’s discretion as to whether the Landlord draws under such letter of credit or letters of credit or compensates and sets off all or any part of the Claims as contemplated by paragraph 5 of this agreement, or whether the Landlord exercises whatever other rights, remedies and recourses the Landlord may have. In the event that the Landlord draws under any such letter of credit or compensates and sets off all or any part of the Claims, the Tenant will remit to the Landlord a replacement letter of credit or supplementary letter of credit sufficient to restore to the Landlord the full security to be afforded to the Landlord as contemplated in this agreement within five (5) business days of the Landlord’s written demand therefor, the whole without prejudice to such other rights, remedies and recourses as may avail to the Landlord in the circumstances.

4.

Thirty (30) days following the 5th anniversary of the Commencement Date of the Lease, the letter of credit and any Proceeds held by the Landlord will be returned to the Tenant [Intentionally Deleted] provided the Tenant will then have complied in all respects with all terms, covenants and conditions to which it has bound itself under the Lease and this Agreement.

5.

To further secure the Landlord to the full extent of the full security to which it is entitled under this agreement, the Tenant hereby grants to the Landlord a security interest in and hypothecates in favour of the Landlord whatever claims the Tenant now has or will ever have against the Landlord for or to the Proceeds, under or in virtue of paragraph 3 of this agreement or otherwise (collectively “Claims”). If the Tenant is in default in the performance of any of its covenants and conditions contained in or entered into in virtue of the Lease, or if the Tenant is in default in the performance of any covenants or conditions contained in this agreement, or if any of the Tenant’s obligations under this agreement have become enforceable, the Landlord will have the right, as hypothecary creditor, to compensate and set-off the Claims against any and all amounts then owing by the Tenant to the Landlord, the whole without the necessity of demand or notice (other than as may be required by law) to the Tenant or to any other party. In such event, the Claims will be deemed to have been paid, cancelled and discharged to the extent of the amounts so compensated and set-off, and the Tenant will cease to have any interest whatsoever in the Claims to such extent.

6.

Any Proceeds held by the Landlord as contemplated in this agreement will not be governed by the provisions of Articles 2280 and following of the Civil Code of Quebéc and will not be construed as being the property of the Tenant but as belonging to the Landlord.

7.

The Landlord will have the right to transfer the benefit of any letter and any Proceeds contemplated in this agreement to any purchaser of the property in which the Leased Premises contemplated in the Lease are situated and, for such purpose, to have the Landlord replaced as beneficiary under such letter of credit by appropriate amendments thereof acceptable to the Landlord and such purchaser, upon demand to such effect. In the event of such transfer the Landlord will be and hereby is entirely released and relieved of all the Landlord’s covenants and obligations in respect of such letter, such Proceeds and the Claims and as well as those contained in this agreement, provided that such purchaser stipulates in favour of the Tenant to assume and carry out such covenants and obligations.

8.

Without limiting the generality of any other provision of this agreement or of any letter of credit issued pursuant hereto, the security contemplated in this agreement will not be affected or impaired by the Tenant’s bankruptcy, insolvency or winding-up, nor by any termination, resiliation, disavowal, repudiation or disclaimer of the Lease or this agreement, or both, by whomsoever, or by any other action taken by any trustee, liquidator, referee or other officer appointed by any court or other body of competent jurisdiction under any bankruptcy, insolvency or winding-up legislation in force from time to time, nor by the Landlord’s failure to delay or proceed to litigation or to seek a remedy for any default of the Tenant, any guarantor or any other person, nor by any liberation or discharge from bankruptcy or otherwise of any such trustee, liquidator, referee or other officer, nor by any release or other forgiveness in favour of whomsoever, nor by any extinction of any of the obligations, liabilities, agreements or conditions secured by any such letter of credit or deposit, nor by any other act, omission or event whatsoever which might lessen, affect or discharge a surety or person obliged to indemnify another.

9.

Any security to be provided to the Landlord as contemplated in this agreement is and will at all times be in addition to and not in replacement of any other security heretofore furnished to the Landlord and any further and additional security furnished to the Landlord from time to time.

10.	The parties have requested that this agreement be prepared in English. Les parties ant demande que la présente convention soit rédigée en anglais.

Kindly confirm your covenants and agreements above set forth by signing and returning to us the enclosed copy of this letter.

Montréal, this 16th day of June 2014.

CIG III TECHNOPARC NOMINEE INC.

(Landlord)

Per:	/s/ S. Barbieri
ASO

ACCEPTED AND AGREED on the 14 day of May 2014

PHARMASCIENCE INC.

(Tenant)

Per:	/s/ Ivan Djvnjak
Ivan Djvnjak Sr. Director Operations & Investments

SCHEDULE “G-1”

DATE OF ISSUANCE:	•	REFERENCE NO.:

EXPIRY DATE:		AMOUNT:$ •

BENEFICIARY:		CUSTOMER:

•	•

Dear Sirs:

Pursuant to the request of our customer,                 •                , (the “Customer”), we, the undersigned,                 •                , (“this Branch”) hereby establish an irrevocable Letter of Credit in your favour in the total amount of                 •                 dollars ($                 •                ).

We authorize you to draw on this Branch under this Letter of Credit in the form of a written demand for payment, which demand we shall honour without enquiring whether you have the right as between you and the Customer to make such demand and without acknowledging any claim or instructions of the Customer, provided, however, that you are to deliver to us at the above address at such time as a written demand for payment is made by you upon us:

1.	the original copy of this Letter of Credit; and

2.

a certificate confirming one or the other or both of the following: (i) that the Customer is in default under the provisions of a lease between you and the Customer and that the monies drawn by you are due and payable to you in accordance with such lease and (ii) that the Customer is in default under the provisions of an agreement between you and the Customer and that the monies drawn by you are due and payable to you in accordance with such agreement.

Partial and multiple drawings are permitted.

This Letter of Credit is issued subject to Uniform Customs and Practice for Documentary Credits, 1993 Revision, I.C.C. Publication No. 500.

A written demand for payment and certificate as described above must be presented at this Branch before the end of banking business on the      day of                 , at which time this Letter of Credit will expire.

SCHEDULE “H”

ENVIRONMENTAL QUESTIONNAIRE

SCHEDULE “I”

EQUIPMENT

AMENDMENT TO LEASE ENTERED INTO AT THE CITY OF MONTREAL, PROVINCE OF QUÉBEC, ON THE 24 DAY OF NOVEMBER 2016

BETWEEN:

CIG III TECHNOPARC NOMINEE INC. / FIDUCIAIRE CIG III TECHNOPARC INC., a legal person hereinacting and represented Sam Barbieri, its representative, duly authorized as he so declares;

(hereinafter referred as the “Landlord”)

AND:

PHARMASCIENCE INC., a body politic and corporate, duly incorporated according to law, herein acting and represented by Muriel Lortie, its representative, duly authorized as the so declares;

(hereinafter referred to as the “Tenant”)

WHEREAS pursuant to a lease dated May 15, 2014 (the “Lease”) between Landlord and Tenant, the Tenant leases certain premises having a Rentable Area of nine thousand forty-five (9,045) square feet (the “Leased Premises”) located on the ground floor of the building bearing civic address 7210 Frederick Banting, City of Montreal (Borough of Saint-Laurent), Province of Québec (the “Building”) for a term expiring July 31, 2021 (the “Term”), subject to one (1) option to extend the Lease for a period of five (5) years, the whole in accordance with and subject to the conditions set forth in the Lease;

WHEREAS the Tenant wishes to have the right to use some of the Landlord’s equipment and the Landlord agrees to such use, the whole in accordance with and subject to the terms and conditions set forth in this amendment (hereinafter the “Amendment”).

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 PREAMBLE

1.1 The preamble hereto is true and correct and shall form an integral part of this Amendment.

1.2 All terms and expressions in this Amendment with the first letter in upper case have the meaning attributed thereto in the Lease unless the contrary is herein provided or the context dictates otherwise.

ARTICLE 2 DEIONIZED WATER APPARATUS

2.1 The Landlord agrees to allow Tenant to connect to and use, without payment of any fee to the Landlord, the Landlord’s deionized water apparatus (the “Deionized Water Apparatus”) located on the 2nd floor of the adjacent building known as 7220 Frederick Banting, City of Montreal (Borough of Saint-Laurent), Province of Québec (the “Adjacent Building”) which forms part of the Project (as defined in the Lease), subject to and in accordance with the terms and conditions set forth hereinafter.

2.2 The parties confirm that as of the date of this Amendment, Tenant has connected its equipment to the Deionized Water Apparatus.

2.3 Subject to the provisions of Section 2.7 below, from and after the date hereof, the Tenant shall maintain, repair and replace the Deionized Water Apparatus and all related plumbing and wiring, at its sole cost and expense as would a prudent owner, to the satisfaction of the Landlord with all costs of utilities related thereto being assumed by the Tenant, subject to the provisions of Section 2.5 below. The Tenant shall take out and maintain in force throughout the Term a maintenance and service contract for the Deionized Water Apparatus and shall provide a copy thereof to Landlord. The cost of the electricity payable by the Tenant with respect to the Deionized Water Apparatus will be established on the basis of Landlord’s reasonable estimates supported by an engineer’s report (to be made available to Tenant upon Tenant’s request) and at Tenant’s cost, and will be payable monthly, subject to a year-end adjustment on the basis of the utility rates in force at the relevant time. The parties confirm that notwithstanding any contribution by the Tenant to the replacement cost of all or any part of the Deionized Water Apparatus, the Deionized Water Apparatus shall remain the Landlord’s property at the expiry of the Term, without any compensation being due therefor to the Tenant.

2.4 The Landlord shall upon prior reasonable notice provide Tenant access to the Adjacent Building for the purpose of assessing and maintaining, repairing and replacing the Deionized Water Apparatus, it being understood that any person who accesses the Adjacent Building for such purpose shall comply with the Landlord’s rules and regulations and may be required by the Landlord to be accompanied by a representative of the Landlord designated for that purpose.

2.5 Notwithstanding any provision to the contrary, in the event the Deionized Water Apparatus must be replaced in its entirety, Landlord shall effect such replacement and Tenant agrees that fifty percent (50%) of such replacement costs incurred by Landlord, shall be assumed by Tenant, subject to contribution by any other user of the Deionized Water Apparatus at such time if any, and payable to Landlord as Additional Rent.

2.6 The Tenant’s comprehensive general liability insurance which Tenant is obliged to maintain with respect to the business carried on in the Leased Premises shall extend to any acts and omissions in connection with the Tenant’s connection to and use of the Deionized Water Apparatus. In addition, Tenant’s property damage insurance in respect of the Tenant’s furniture, fixtures and installations in the Leased Premises shall also extend and apply on the same basis to the Deionized Water Apparatus for the full replacement cost without depreciation, and Landlord shall be a named insured on such policy in respect of the Deionized Water Apparatus, as its interest may appear.

2.7 Notwithstanding any provision of law or of the Lease to the contrary, Landlord shall not be liable to the Tenant for any loss or damage, direct or indirect, or any injury, arising in or upon the Leased Premises, the Building or the Adjacent Building, whether to Tenant or to any property or person, which may result at any time from any reason or cause in connection with the Deionized Water Apparatus, including without limitation resulting from any malfunction, break down or non-operation of the Deionized Water Apparatus, whether due to a failure of the Deionized Water Apparatus or due to any other reason whatsoever and even if due to Landlord’s fault or negligence in connection with the Deionized Water Apparatus, unless such damage or loss is caused by the gross fault or gross negligence of the Landlord. Any such malfunction, break down or non-operation of the Deionized Water Apparatus shall not be deemed to be an eviction or disturbance of the Tenant’s enjoyment of the Leased Premises and shall not entitle Tenant to claim any diminution of Basic Rent or Additional Rent.

2.8 The Tenant acknowledges that if the Landlord leases space to a third party in the Building or in the Adjacent Building who requires the use of the Deionized Water Apparatus, the Landlord shall permit such third party to connect to and use such equipment and in such situation, the maintenance, all repairs and replacements required to the Deionized Water Apparatus shall then be performed by the Landlord and Tenant shall pay as Additional Rent to the Landlord on a monthly basis a share calculated equally amongst the user(s) of the Deionized Water Apparatus at such time, of all costs incurred by the Landlord in connection with the maintenance, repair and replacement of the Deionized Water Apparatus, including without limitation the cost of all utilities related thereto and the cost of any maintenance contracts entered into by the Landlord in connection therewith, subject to Section 2.5 above.

2.9 Where the second (2nd) floor of the Adjacent Building is leased to a third party who will not require the use of the Deionized Water Apparatus, the parties agree that the Landlord shall seal the current access door to the Deionized Water Apparatus in the Adjacent Building and create a new access to the Deionized Water Apparatus in the Building for Tenant. In such situation, the Tenant shall pay for all costs incurred by Landlord for such work. In the event that no other tenant in the Building or the Adjacent Building requires the use of the Deionized Water Apparatus and Tenant becomes the sole and exclusive user of the Deionized Water Apparatus, the Tenant agrees that it shall be responsible for the maintenance and all repairs and replacements required to the Deionized Water Apparatus as well as pay for all rentals with respect to the exclusive access and use of the Deionized Water Apparatus area, and Section 2.5 of this Amendment shall no longer apply.

2.10 Notwithstanding any provision to the contrary herein or in the Lease, at the expiry or earlier termination of the Lease, all costs for the disconnection of the Tenant’s equipment from the Deionized Water Apparatus and removal of all connections shall be the Tenant’s responsibility.

2.11 Notwithstanding any assignment of the Lease or any sub-sublease of all or any part of the Leased Premises, the Tenant’s rights under this Article 2 are personal to the Tenant named on the first page of this Amendment for the duration of the Term, as herein extended. The rights herein provided are personal to the Tenant named in this Amendment are not transferable or assignable in any way.

ARTICLE 3 GLYCOL CHILLER AND NEUTRALIZATION TANK

3.1 Throughout the Term, the Tenant shall have the non-exclusive right to use in common with the other tenants of the Building and the Adjacent Building, the Building’s glycol chiller and neutralization tank (the “Glycol Chiller and Neutralization Tank”). The Tenant agrees to respect all the Landlord’s rules and regulations established from time to time for such equipment.

3.2 The Tenant acknowledges that it is currently the only user of the Glycol Chiller and Neutralization Tank and agrees to pay all costs relating to the use thereof, all such costs payable by Tenant to Landlord on demand.

3.3 The Tenant acknowledges that if the Landlord leases space to a third party in the Building or in the Adjacent Building who requires the use of the Glycol Chiller and Neutralization Tank, the Landlord shall permit such third party to connect to and use such equipment and in such situation, the maintenance, all repairs and replacements required to the Glycol Chiller and Neutralization Tank shall then be performed by the Landlord and Tenant shall pay to the Landlord a share calculated equally amongst the user(s) of the Glycol Chiller and Neutralization Tank at such time, of all costs incurred by the Landlord in connection with the maintenance, repair and replacement of the Glycol Chiller and Neutralization Tank, including without limitation the cost of all utilities related thereto and the cost of any maintenance contracts entered into by the Landlord in connection therewith.

ARTICLE 4 THE LEASE

4.1 Except as specifically provided herein, nothing in the foregoing modifies in any way the parties’ obligations under the Lease as they relate to the Leased Premises, all of which shall continue to apply without modification.

4.2 The parties confirm that the Tenant has replaced the existing cage washer and autoclaves delivered with the Leased Premises at the commencement of the Lease and forming part of the “Equipment” (as defined in Section 1.04 of the Lease) with new ones as shown in Schedule “A” attached hereto, the whole as contemplated in Section 1.04 of the Lease.

ARTICLE 5 OTHER PROVISIONS

5.1 In the event the Tenant no longer requires the use of distilled water and the use of the Deionized Water Apparatus and the Glycol Chiller and Neutralization Tank, the Tenant shall, at its expense, disconnect all of its equipment from the Deionized Water Apparatus and the Glycol Chiller and Neutralization Tank and repair all damage caused by the disconnection, including without limitation damage to the Building, the whole in accordance with the provisions of the Lease and this Amendment. Subject to Tenant’s compliance with the foregoing and provided Tenant is not then in default of its obligations under the Lease, the Tenant shall be released and discharged from all of its obligations under the Lease with respect to the Deionized Water Apparatus and the Glycol Chiller and Neutralization Tank as of the date Landlord confirms satisfaction of such disconnection of the foregoing equipment, Landlord acting reasonably.

5.2 The parties represent and warrant that no broker, agent or other intermediary was engaged for the negotiation or conclusion of this Amendment. The Tenant shall pay for and indemnify and hold harmless the Landlord from any and all other fees, costs or commissions of any party claiming to represent the Tenant in connection with this Amendment.

5.3 The parties have requested that this Amendment be prepared in the English language. Les parties ont demande que la prOsente convention soit redigee en anglais.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THESES PRESENTS

CIG III TECHNOPARC NOMINEE INC. / FIDUCIAIRE CIG III TECHNOPARC INC. (Landlord)

/s/ Greg Spafford Greg Spafford Authorized Signing Officer	Per: Name: Title:	/s/ Sam Barbieri Sam Barbieri Authorized Signing Officer

PHARMASCIENCE INC. (Tenant)

	Per: Name: Title:	/s/ Murielle Lortie Murielle Lortie CFO

SCHEDULE “A”

CAGE WASHERS AND AUTOCLAVES

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT made this 25th day of NOVEMBER, 2019.

BETWEEN:

THE MANUFACTURERS LIFE INSURANCE COMPANY

(hereinafter called the “Landlord”)

OF THE FIRST PART,

and

REPARE THERAPEUTICS INC.

(hereinafter called the “Tenant”)

OF THE SECOND PART,

WHEREAS pursuant to a Lease dated the 15th day of May, 2014 (the “Original Lease”) between CIG III Technoparc Nominee Inc. (the “Prior Landlord”) and Pharmascience Inc. (the “Prior Tenant”), as amended by a First Amendment to Lease Agreement dated the 24th day of November, 2016 (the “First Amendment”), the Prior Tenant leased certain premises located respectively on the ground floor of the building bearing civic address 7210 Frederick-Banting, in the City of Montreal (borough of Saint-Laurent), Province of Quebec (the “Building”) comprising a Rentable Area of Nine Thousand Forty-Five (9,045) square feet and more particularly described in the Original Lease (the “Leased Premises”), for a term expiring on the 31st day of July, 2021 (the “Term”), unless otherwise terminated, the whole subject to and in accordance with the terms and conditions of the Lease;

WHEREAS as of the 7th day of June 2017, the Prior Tenant assigned all of its rights, titles and interests pertaining to the Building, the Leased Premises and to the Initial Lease and First Amendment to Repare Therapeutics Inc. (the “Tenant”), the whole in accordance with the terms and conditions set forth in the Assignment of Lease (the “Assignment”);

WHEREAS the Prior Landlord assigned all its rights and interests pertaining to the Building and to the Lease to The Manufacturers Life Insurance Company (the “Landlord”), where upon the latter became the new owner of the Building, and ratified the Lease;

WHEREAS in virtue of the Presents, the Tenant wishes to amend the Lease and to further lease temporary space in accordance with the terms and conditions hereinafter set forth in this Second Amendment to Lease Agreement (the “Second Amendment”).

WHEREAS the Original Lease, the First Amendment, the Assignment, and the present Second Amendment are hereinafter collectively called the “Lease”;

THE PARTIES HAVE AGREED AS FOLLOWS:

The Lease is amended as of the 25th day of NOVEMBER 2019 (the “Effective Date”) as follows:

1.	LOCATION OF THE TEMPORARY PREMISES

1.1 The Landlord leases to the Tenant certain premises located respectively on the ground floor of the building bearing civic address 7150 Frederick-Banting, in the City of Montreal (borough of Saint-Laurent), Province of Quebec (the “Temporary Building”) being Suite 100 and comprising a Rentable Area of One Thousand Seven Hundred Thirty-Three (1,733) square feet (the “Temporary Premises”) as shown on the plan attached hereto in Schedule “A” - Plan.

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2.	TERM OF THE TEMPORARY PREMISES

2.1 The term of the Second Amendment for the Temporary Premises shall commence on the first (1st) day of December 2019 (the “Commencement Date”) and shall expire on the thirty-first (31st) day of July 2020 (the “Temporary Term”).

2.2 The Tenant shall have the option to renew the Second Amendment on a month-to month basis at the expiry of the Temporary Term and thereafter. Such monthly renewal shall operate automatically on the 1st day of each month without further notice, unless Tenant provides Landlord with a written notice at least thirty (30) days prior to the renewal period, indicating that he does not wish to exercise its renewal option further. For further clarity, Tenant shall have the right to terminate month-to-month renewals solely after the expiry of the Expansion Term.

2.3 The Landlord can terminate the Lease for the Temporary Premises at any time upon providing the Tenant with a sixty (60) day written notice of its intention to do so.

3.	BASIC RENT

3.1 As and from the Commencement Date until the end the Temporary Term, the Tenant shall pay to the Landlord with respect to the Temporary Premises an annual basic rent (the “Basic Rent”) as follows:

(i) As of the Commencement Date and until the end of the Temporary Term, the annual Basic Rent shall be the sum of Twenty-Five Thousand Nine Hundred Ninety-Two Dollars ($25,992.00) per annum, payable in equal consecutive monthly instalments of Two Thousand One Hundred Sixty-Six Dollars ($2,166.00) such annual Basic Rent being calculated at the rate of Fifteen Dollars ($15.00) per rentable square foot of the deemed area of the Leased Premises, plus applicable taxes, payable on the 1st day of each calendar month in accordance with the provisions of the Lease, the first payment becoming due on the 1st day of December 2019.

4.	ADDITIONAL RENT

4.1 The Tenant covenants to pay to the Landlord, during the Temporary Term of the Temporary Premises, an Additional Rent estimated at Eighteen Dollars and Sixty-Nine Cents ($18.69) per rentable square foot of the rentable area of the Temporary Premises.

5.	CONDITIONS OF THE TEMPORARY PREMISES

5.1 The Tenant acknowledges and agrees that it had examined the Temporary Premises and is entirely satisfied thereto. The Temporary Premises are being delivered on an “as is” basis and the Landlord shall not be obliged to perform any work to and/or around the Temporary Premises.

6.	BROKERAGE

6.1 The Landlord and the Tenant mutually warrant and represent to each other that there is no broker or leasing agent involved in the completion of the transaction leading to the execution of this Second Amendment.

7. This Second Amendment shall be read together with the Lease and the parties confirm that, except as modified herein, all covenants and conditions in the Lease remain unchanged, unmodified and in full force and effect.

8. Any capitalized word or term not otherwise defined herein shall have the meaning given thereto in the Lease.

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9. This Second Amendment and everything herein contained shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each of the parties hereto, and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, permitted assigns and other legal representatives of such party, and where there is more than one tenant or there is a male or female party, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

10. The parties agree, from time to time, to do or cause to be done all such things, and shall execute and deliver all such documents, agreements and instruments reasonably requested by another party, as may be necessary or desirable to complete the transaction contemplated by this Second Amendment and to carry out its provisions and intention.

11. It is the express wish of the parties hereto that this Second Amendment to Lease shall be drafted in English. Les parties ont exigé que le présent Deuxième Amendement du bail soit rédigé en langue anglaise.

IN WITNESS HEREOF the parties hereto have executed this Second Amendment to Lease Agreement.

THE MANUFACTURING LIFE INSURANCE
COMPANY
(Landlord)

	Per	/s/ Stephen Nicoletti
/s/ [illegible]		Name: Stephen Nicoletti
Witness		Title: Managing Director, Eastern Canada

I/We have authority to bind the Corporation

REPARE THERAPEUTICS INC.
(Tenant)

	Per	/s/ Lloyd Segal
/s/ [illegible]		Name: Lloyd Segal
Witness		Title: President & CEO

I/We have authority to bind the Corporation

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SCHEDULE “A”

Plan of the Temporary Premises

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